Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE
THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Confidential
Execution Version

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

CSTONE PHARMACEUTICALS

AND

EQRX, INC.

DATED AS OF OCTOBER 26, 2020

i

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of October 26, 2020 (the “Execution Date”) by and among CStone Pharmaceuticals, a corporation organized and existing under the laws of the Cayman Islands, with a registered address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“Licensor”), and EQRX, INC., a Delaware corporation having its principal place of business at 399 Binney St, Cambridge, MA 02141 (“EQRx”). Licensor and EQRx are referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Licensor and its Affiliates Control certain Patents and Know-How relating to the Licensed Antibodies (as defined below).

Licensor desires to grant, and EQRx desires to receive, a license under such Patents and Know-How to permit EQRx to Develop and Commercialize the Licensed Antibodies and Licensed Products in the Territory (all as defined below), in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

1.1 As used in this Agreement, the terms set out in Schedule 1.1 (Definitions), whether used in the singular or plural form, will have the meanings set forth therein.

Article 2
LICENSES AND EXCLUSIVITY

2.1 License to EQRx. Subject to the terms and conditions of this Agreement, and with respect to CS1001 only, subject to the terms and conditions of the CS1001 Upstream License set forth on Schedule 2.1 (CS1001 Upstream License Provisions Related to License Grant), Licensor hereby grants to EQRx, on behalf of itself and its Affiliates, (a) with respect to both Licensed Antibodies, an exclusive (even as to Licensor and each of its Affiliates), transferable (as permitted in accordance with Section 16.6 (Assignment)) license, with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)), under the Licensor Licensed Technology, to Develop, Commercialize, make or have made (subject to Section 6.2 (Manufacturing by EQRx)), use, sell, offer for sale, import, export, and otherwise exploit (collectively, “Exploit” or “Exploitation”) Licensed Antibodies and Licensed Products in the Field in the Territory in accordance with this Agreement (including under a Global Development Plan); (b) with respect to CS1003 only, a non-exclusive, transferable (as permitted in accordance with Section 16.6 (Assignment)) license, with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)), under the Licensor Licensed Technology, to (i) conduct any Development or Manufacturing activities outside the Territory for the purpose of Commercializing CS1003 or its corresponding Licensed Products in the Field in the Territory, or (ii) conduct activities as otherwise permitted under this Agreement (including under a Global Development Plan) for CS1003 or its corresponding Licensed Products; and (c) with respect to CS1001 only, a non-exclusive, transferable (as permitted in accordance with Section 16.6 (Assignment)) license, with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)), under the Licensor Licensed Technology, to conduct activities as otherwise permitted under this Agreement (including under a Global Development Plan) for CS1001 or its corresponding Licensed Products. With respect to any Combination Product, the license granted to EQRx under this Section 2.1 (License to EQRx) does not extend to any Other Component of such Combination Product.

2.2 License to Licensor. Subject to the terms and conditions of this Agreement, EQRx hereby grants to Licensor, on behalf of itself and its Affiliates, a non-exclusive, transferrable (subject to Section 16.6 (Assignment)) license, with the right to sublicense (through multiple tiers), under the EQRx Licensed Technology to (a) Exploit the Licensed Antibodies and Licensed Products in the Field in the Excluded Jurisdictions, (b) conduct any Development or Manufacturing activities outside the Excluded Jurisdictions for the purpose of Commercializing the Licensed Antibodies or Licensed Products in the Field in the Excluded Jurisdictions, or (c) conduct activities as otherwise permitted under this Agreement or a Global Development Plan.

2.3 Sublicensing.

(a) EQRx Sublicensing. The license granted by Licensor to EQRx in Section 2.1 (License to EQRx) may be sublicensed by EQRx, through multiple tiers, to: (a) any Affiliate of EQRx without any requirement of consent (provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of EQRx), or (b) a Third Party, subject to the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, each sublicense granted by EQRx is conditioned upon the following: (i) each sublicense granted by EQRx shall be consistent with the terms of this Agreement and require each Sublicensee to comply with the terms of this Agreement that are applicable to such Sublicensee, (ii) Licensor’s obligations to such sublicensed Affiliate or Third Party Sublicensee will not be enlarged or altered by the grant of such a sublicense, (iii) EQRx will obtain from any such Affiliate and will use reasonable efforts to obtain from any such Third Party Sublicensee, an assignment or sublicensable license of any Know-How or Patents related to any Licensed Antibody or Licensed Product that is developed, created, conceived or reduced to practice during the Term by such Affiliate or Third Party Sublicensee in the performance of activities under such sublicense agreement, and (iv) EQRx remains primarily liable to Licensor for the performance of all its obligations under this Agreement and will be liable for any act or omission of any such sublicensed Affiliate or Third Party Sublicensee that is a breach of any of EQRx’s obligations under this Agreement as though the same were a breach by EQRx. EQRx will provide Licensor with a true and complete copy of each sublicense to any Third Party within [***] after execution thereof, subject to EQRx’s right to redact any confidential or proprietary information contained therein that is not necessary for Licensor to determine the scope of the rights granted under such sublicense or compliance with the terms of this Agreement.

(b) Licensor Sublicensing. The license granted by EQRx to Licensor in Section 2.2 (License to Licensor) may be sublicensed by Licensor, through multiple tiers, to any Affiliate of Licensor or a Third Party without any requirement of consent, provided that any such sublicense to an Affiliate of Licensor will automatically terminate if such Person ceases to be an Affiliate of Licensor. In addition, each sublicense granted by Licensor is conditioned upon the following: (i) each sublicense granted by Licensor shall be consistent with the terms of this Agreement and require each Sublicensee to comply with the terms of this Agreement that are applicable to such Sublicensee, (ii) EQRx’s obligations to such sublicensed Affiliate or Third Party Sublicensee will not be enlarged or altered by the grant of such a sublicense, (iii) Licensor will obtain from any such Affiliate and will use [***] to obtain from any such Third Party Sublicensee, an assignment or sublicensable license of any Know-How or Patents related to any Licensed Antibody or Licensed Product that is developed, created, conceived or reduced to practice during the Term by such Affiliate or Third Party Sublicensee in the performance of activities under such sublicense agreement, and (iv) Licensor remains primarily liable to EQRx for the performance of all its obligations under this Agreement and will be liable for any act or omission of any such sublicensed Affiliate or Third Party Sublicensee that is a breach of any of Licensor’s obligations under this Agreement as though the same were a breach by Licensor. Licensor will provide EQRx with a true and complete copy of each sublicense to a Third Party entered into after the Execution Date within [***] after execution of any such sublicense, subject to Licensor’s right to redact any confidential or proprietary information contained therein that is not necessary for EQRx to determine the scope of the rights granted under such sublicense or compliance with the terms of this Agreement.

2.4 No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel or otherwise). EQRx will not practice the Licensor Licensed Technology other than as expressly licensed in this Agreement, and Licensor will not practice the EQRx Licensed Technology other than as expressly licensed in this Agreement. Notwithstanding the exclusive license granted to EQRx in Section 2.1 (License to EQRx), Licensor retains the non-exclusive right to practice the Licensor Licensed Technology in the Territory for the purpose of Manufacturing Licensed Antibodies and Licensed Products and conducting clinical and non-clinical Development, in each case, (a) for the purpose of Commercializing Licensed Antibodies and Licensed Products in the Excluded Jurisdictions, or (b) as otherwise permitted under this Agreement or a Global Development Plan.

2.5 Third Party In-Licenses. During the Term, in the event that either Party identifies any Patent owned or controlled by a Third Party in a particular country or other jurisdiction that it reasonably believes may, absent a license or agreement with such Third Party, be infringed by the Exploitation of a Licensed Antibody or a Licensed Product in the Field in the Territory, it will so notify the other Party. Before entering into an agreement with a Third Party (a “Third Party License”) to acquire or obtain a worldwide license, covenant not to sue or other similar right under any Patent or any related Know-How (“Blocking IP”), in each case, with respect to CS1001, CStone shall [***] pursuant to the CS1001 Upstream License. As between the Parties, [***] or any of its Affiliates will have the first right, but not the obligation, to enter into a Third Party License. If [***] or any of its Affiliates elect not to enter into such a Third Party License, then [***] may elect to enter into such a Third Party License with respect to such Blocking IP. With respect to any such Third Party License that a Party enters into with the applicable Third Party, such Party (a) will use reasonable efforts to [***] and if such Party is unable to [***] despite the use of reasonable efforts, then such Party will [***] and will not [***] (b) will not [***] with respect to such Party or other (sub)licensees, (c) will provide the proposed terms and conditions of the Third Party License for the other Party to review and [***] such Third Party License, and (d) will provide the other Party with a true and complete copy of such Third Party License within [***] following the execution thereof (which copy may be reasonably redacted to the extent not relevant to the other Party’s rights as a (sub)licensee thereunder). If [***] enters into such Third Party License, then (i) [***]will be responsible for [***] the Licensed Antibodies or Licensed Products in the Territory (for example, [***] (the “Territory-Specific Payments”), [***] and (ii) [***] may elect to obtain [***] in which case it will [***]and such in-licensed Blocking IP will be considered [***] for the purpose of this Agreement. If [***] does not elect to [***] then such Blocking IP will not be [***] and [***] under such Blocking IP. If [***] enters into such Third Party License, then [***] may elect to [***] thereunder for the Territory, in which case (A) [***] will [***] for any [***] thereunder, subject to [***] and (B) such in-licensed Blocking IP will be considered [***] for the purpose of this Agreement. If [***] does not elect to [***] then such Blocking IP will not be [***] and [***] under such Blocking IP. With respect to any payments under a Third Party License that are not specific to [***] (such as any upfront payment), [***]

2.6 Technology Transfer.

(a) Initial Technology Transfer. During the [***] period following the Effective Date, Licensor will provide to EQRx [***] included within the Licensor Licensed Technology existing as of the Effective Date, other than Licensor Manufacturing Technology, which will be transferred to EQRx as contemplated in Section 2.6(b) (Manufacturing Technology Transfer) (the “Initial Technology Transfer”).

(b) Manufacturing Technology Transfer. In addition to [***] provided to EQRx pursuant to the Initial Technology Transfer, [***] during the Term, Licensor will conduct a transfer of [***] to Manufacture the Licensed Products (“Licensor Manufacturing Technology”) to EQRx or a CMO designated by EQRx [***] to enable EQRx or its designated CMO to assume the Manufacturing activities of the Licensed Products (the “Manufacturing Technology Transfer”) [***] Thereafter during the Term, Licensor will provide any additional Licensor Manufacturing Technology as part of the Continuing Technology Transfer in accordance with Section 2.6(c) (Continuing Technology Transfer).

(c) Continuing Technology Transfer. During the Term and after the completion of the Initial Technology Transfer, [***] Licensor will transfer to EQRx any additional [***] included in the Licensor Licensed Technology, [***] (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer and the Manufacturing Technology Transfer, the “Technology Transfer”).

(d) Costs of Technology Transfer. EQRx will [***] with Licensor to facilitate the Technology Transfer to EQRx. In the course of any Technology Transfer, Licensor will provide EQRx with [***] access by teleconference or in-person at Licensor’s, or any of its Affiliates’, facilities to Licensor or any of its Affiliates’ personnel involved in the Development or Manufacture of the Licensed Antibodies to provide EQRx with a [***] level of technical assistance and consultation in connection with the Technology Transfer. Licensor will be responsible for [***] for the foregoing consultation and assistance in connection with the Initial Technology Transfer and Continuing Technology Transfer. With respect to such consultation and assistance in relation to the Manufacturing Technology Transfer, Licensor will be [***] EQRx will [***] incurred by or on behalf of Licensor or its Affiliates in connection with in relation to the Manufacturing Technology Transfer in excess of [***] of consultation and assistance related thereto, and [***] in connection with any Technology Transfer, in each case ((i) and (ii)), within [***]

2.7 Exclusivity.

(a) Exclusivity Covenant. Subject to Section 2.7(b) (Acquisition by Third Parties) and Section 2.7(c) (Acquisition of Third Parties), during the Term, neither Party will, and will ensure that its Affiliates do not, independently or for or with any Third Party, directly or indirectly, clinically Develop or Commercialize any Competitive Product in the Territory (or license or otherwise authorize any Third Party to do any of the foregoing) (the “Competitive Activities”) unless agreed in writing by the Parties.

(b) Acquisition by Third Parties. If either Party undergoes a Change of Control with a Third Party that is (either directly or through an Affiliate, or in collaboration with another Third Party) performing Competitive Activities with respect to one or more Competitive Products in the Territory at the closing of the Change of Control transaction:

(i) with respect to the Licensor, it will not be in breach of the restrictions set forth in Section 2.7(a) (Exclusivity Covenant) due to such Change of Control with such a Third Party, and such Third Party may continue to perform the applicable Competitive Activities with respect to such Competitive Products after such Change of Control transaction; as long as [***]

(ii) with respect to EQRx, it will not be in breach of the restrictions set forth in Section 2.7(a) (Exclusivity Covenant) due to such Change of Control with such a Third Party if EQRx does [***] EQRx will notify Licensor as to whether it intends to select [***] above within [***] following the consummation of such Change of Control. EQRx will [***] until EQRx completes the same. If EQRx selects [***]

(c) Acquisition of Third Parties. If a Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation, or similar transaction) (the “Acquiring Party”) and at such time such Third Party is performing Competitive Activities with respect to one or more Competitive Products or is engaged in activities that would otherwise constitute a breach of Section 2.7(a) (Exclusivity Covenant), then, unless the Parties agree otherwise in writing, such Acquiring Party will not be in breach of Section 2.7(a) (Exclusivity Covenant) if it does one of following: [***] The Acquiring Party will notify the other Party as to whether it intends to select [***] within [***] following the consummation of such acquisition. The Acquiring Party will keep the other Party [***] until the Acquiring Party completes the same. If the Acquiring Party selects either [***] above, then until the [***]

Article 3
GOVERNANCE

3.1 Alliance Manager. Within [***] of the Effective Date, each Party will appoint an individual (from the Party or from any Affiliate of such Party) who possesses a general understanding of Development and Manufacturing issues to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Joint Steering Committee.

(a) Formation; Composition. Within [***] of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of [***] representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Licensor and EQRx. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC. The JSC will be chaired by one of the representatives (“Chairperson”) and will rotate between the Parties [***] during the Term. The role of the Chairperson will be to convene and preside at meetings of the JSC. The Chairperson will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the Chairperson to prepare and circulate agendas and to ensure the preparation of minutes.

(b) Specific Responsibilities. The JSC will:

(i) facilitate the flow of information between the Parties with respect to the Development and Commercialization of the Licensed Antibodies and Licensed Products;

(ii) review, discuss, and determine whether to approve any Global Development Plan pursuant to Section 4.2 (Global Development);

(iii) review, discuss, revise (as applicable), and determine whether to approve any Combination Regimen Development Proposal pursuant to Section 4.5 (Development of Combination Regimen);

(iv) review and discuss any Development reports provided by either Party pursuant to Section 4.9 (Development Reports);

(v) review, discuss and determine whether to approve the applicable Global Regulatory Strategy pursuant to Section 5.1 (Global Regulatory Strategy);

(vi) review and discuss the Commercialization Plan and any amendments and updates thereto proposed by EQRx pursuant to Section 7.2 (Commercialization Plan);

(vii) review and discuss any Commercialization updates provided by EQRx pursuant to Section 7.4 (Commercialization Report);

(viii) review, discuss and determine whether to approve any publication or presentation concerning the activities conducted under this Agreement, the Licensed Antibodies or the Licensed Products proposed by either Party pursuant to Section 12.4 (Publications);

(ix) resolve any disagreement between the Parties relating to this Agreement; and

(x) perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(c) Meetings. During the Term, the JSC will meet [***] unless otherwise agreed to by the JSC. No later than [***] prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, in which event such Party will work with the Chairperson of the JSC to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [***] will be [***] unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations mutually agreed upon by Licensor and by EQRx. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least [***] after each JSC meeting. Such minutes will be deemed approved unless [***] of the JSC objects to the accuracy of such minutes within [***] of receipt. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by the Chairperson.

(d) Decision-Making. The representatives from each Party on the JSC will have, collectively, [***] on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.3 (Resolution of JSC Disputes).

3.3 Resolution of JSC Disputes.

(a) Within the JSC. All decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within [***] after a Party affirmatively states that a decision needs to be made, then either Party may elect, by written notice to the other Party, to submit such issue the Parties’ Executive Officers, in accordance with Section 3.3(b) (Referral to Executive Officers).

(b) Referral to Executive Officers. If a Party makes an election under Section 3.3(a) (Resolution of JSC Disputes; Within the JSC) to refer a matter to the Executive Officers, then the Executive Officers will use [***] efforts to resolve promptly such matter, which ‘***] efforts will include [***] in-person, video or telephonic meeting between such Executive Officers within [***] after the submission of such matter to them.

(c) Final Decision-Making Authority. If the Executive Officers are unable to reach consensus on any such matter within [***] after its submission to them, then:

(i) No Changes; Status Quo. Neither Party will have final decision-making authority over: [***]

(ii) [***] Decisions. [***] will have [***] with respect to [***] except those matters set forth under Section 3.3(c)(i) (No Changes; Status Quo), provided that [***] will not [***] in a matter that would reasonably be expected to: [***]

(iii) [***] Decisions. [***] will have [***] provided that, [***] will not [***] in a matter that would reasonably be expected to: [***]

(iv) Limitations on Decision-Making. Without the other Party’s prior written consent, neither Party may unilaterally make a decision (in exercise of its final decision-making authority on any such matters) that (A) expands such Party’s contractual rights or reduces such Party’s contractual obligations under this Agreement, (B) results in a material increase in the other Party’s obligations, costs, or expenses or a material limitation to the other Party’s rights under this Agreement, (C) conflicts with this Agreement, or would be reasonably likely to result in a violation of applicable law, the requirement of any Regulatory Authorities or any agreement with any Third Party (including any Third Party License), or result in the infringement or misappropriation of intellectual property rights of any Third Party, or (D) is stated to require the agreement or consent of the Parties under Section 3.3(c)(i) (No Changes; Status Quo) or that is subject to the determination of the other Party pursuant to Section 3.3(c)(ii) ([***] Decisions) or Section 3.3(c)(iii) ([***] Decisions) (as applicable). In addition, no exercise by either Party of such Party’s decision-making authority can amend or waive compliance with any terms of this Agreement.

(d) [***] In conducting themselves on thef JSC, and in exercising their rights under this Section 3.3 (Resolution of JSC Disputes), all representatives of both Parties will consider [***] all input received from the other Party, and will use [***] to reach consensus on all matters before them.

3.4 Discontinuation of JSC. The JSC will continue to exist until the Parties agree to disband the JSC. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will be the points of contact for the exchange of information between the Parties under this Agreement and any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.3(c) (Final Decision-Making Authority).

Article 4
DEVELOPMENT

4.1 Development Diligence Obligations. Except as provided in this Agreement with respect to the Ongoing CS1001 ENKTL Trial and the Ongoing CS1003 HCC Trial, EQRx will be responsible for and will use [***] to Develop and obtain Regulatory Approval (and, where applicable, Pricing and Reimbursement Approval) for (a) at least one Licensed Product that contains CS1001, and (b) at least one Licensed Product that contains CS1003, in both cases ((a) and (b)), in the Field in each of the United States, Japan, and at least two Major European Countries, at its cost and expense. EQRx will perform all obligations under this Agreement, including under a Global Development Plan, in a timely, professional manner and in compliance with all applicable laws, including as applicable GLP, GCP, and cGMP.

4.2 Global Development. During the Term, the Parties may agree, through the JSC, to conduct any global Development activities, including one or more Global Clinical Trials, for the Licensed Products of each Licensed Antibody, which shall be conducted pursuant to a written plan with respect to such Licensed Antibody (each, a “Global Development Plan”) approved by the JSC. Each Global Development Plan will include [***]

4.3 No Modifications. Notwithstanding the license granted to EQRx under Section 2.1 (License to EQRx), EQRx will not modify the Licensed Antibodies or create or Develop any modification of the Licensed Antibodies, including any bispecific or multi-specific Antibodies based on either of the Licensed Antibodies.

4.4 Ongoing Clinical Trials.

(a) Ongoing CS1001 ENKTL Trial. Licensor will be responsible for and continue to lead clinical operation of the Ongoing CS1001 ENKTL Trial on a global basis. The current development plan of the Ongoing CS1001 ENKTL Trial is attached to this Agreement as Schedule 4.4(a) (Ongoing CS1001 ENKTL Trial Plan), which includes the proposed budget of the Territory-portion of the Ongoing CS1001 ENKTL Trial (the “Ongoing CS1001 ENKTL Trial Budget”). EQRx will have the right to review any proposed change to the Ongoing CS1001 ENKTL Trial Budget and any such change will not become effective until the Parties agree to such change.

(b) Ongoing CS1003 HCC Trial. Licensor will be responsible for and continue to lead clinical operation of the Ongoing CS1003 HCC Trial on a global basis. The current development plan of the Ongoing CS1003 HCC Trial is attached to this Agreement as Schedule 4.4(b) (Ongoing CS1003 HCC Trial Plan), which includes the proposed budget of the Territory-portion of the Ongoing CS1003 HCC Trial (the “Ongoing CS1003 HCC Trial Budget”). EQRx will have the right to review any proposed change to the Ongoing CS1003 HCC Trial Budget and any such change will not become effective until the Parties agree to such change.

(c) Reimbursement for Trial Costs. EQRx will [***] for the Territory-portion (“Trial Costs”) of both the Ongoing CS1001 ENKTL Trial and the Ongoing CS1003 HCC Trial after the Execution Date; provided that such Trial Costs do not exceed, [***] during which the Ongoing CS1001 ENKTL Trial or the Ongoing CS1003 HCC Trial are ongoing, Licensor will provide an invoice to EQRx setting forth in reasonable detail the Trial Costs incurred by Licensor during such [***] Such [***] invoices will be accompanied by available supporting documentation, receipts or related information to the extent necessary to verify such incurred Trial Costs for a particular [***] The Parties will discuss in good faith any increase to the Ongoing CS1001 ENKTL Trial Budget or the Ongoing CS1003 HCC Trial Budget, as applicable, in the event of any significant increase of the actual or anticipated Trial Costs due to any changes in applicable law or force majeure.

4.5 Development of Combination Regimen. During the Term, either Party may propose to Develop a Combination Regimen. Such Party will submit a proposal to the JSC setting forth the proposed Development activities for such Combination Regimen and its related timeline, together with a budget and cost-sharing arrangement (a “Combination Regimen Development Proposal”). The JSC will review, discuss and determine whether to approve such Combination Regimen Development Proposal, either as proposed or as may be revised by agreement of the JSC, within [***] of the submission thereof. If the JSC approves such Combination Regimen Development Proposal, as proposed or as revised per the agreement of the Parties, then (a) the Parties will develop for approval by the JSC an updated Global Development Plan to govern such Development, and (b) the Parties may enter into an amendment of this Agreement or a separate written agreement governing the Parties’ rights and obligations with respect to the Development of such approved Combination Regimen, if appropriate. If the JSC does not approve such Combination Regimen Development Proposal, then [***] will not have any rights with respect to any data or results generated from the Clinical Trials or other Development activities of the proposed Combination Regimen, or any related Regulatory Materials, unless and until [***] In addition, if either Party obtains the right to use or a right of reference to data Controlled by a Third Party with respect to a Combination Regimen, then such Party will obtain sufficient rights from such Third Party to grant a further right to use or right of reference with respect to such data to the other Party pursuant to Section 4.7 (Data Exchange and Use) and Section 5.6 (Right of Reference). Neither Party shall Develop a Combination Regimen other than as set forth in this Section 4.5 (Development of Combination Regimen). [***]

4.6 Responsibility for Development. Unless otherwise set forth under a Global Development Plan approved by the JSC, each Party will be solely responsible for Development activities with respect to the Licensed Antibodies and Licensed Products for its respective territory.

4.7 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 5.7 (Adverse Event Reporting), each Party will promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or subcontractors, if applicable, in the Development of any Licensed Product. Subject to Section 4.5 (Development of Combination Regimen), each Party will have the right to use and reference such data and results provided by the other Party for the purpose of obtaining, supporting, and maintaining Regulatory Approvals or Marketing Approvals, as applicable, of the Licensed Products in its respective territory, without additional consideration.

4.8 Development Records. Each Party will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of it and its Affiliates, Sublicensees, and subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are compliant with 21 C.F.R. §11 and in accordance with applicable law in the Territory. Each Party will maintain all such records relating to the Development of Licensed Products for a period of [***] or a longer period as may be required by applicable law or regulation, after the end of the Term. Each Party will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with GLP, cGMP, and GCP in compliance with ICH Guidelines, as applicable, and in compliance with applicable law. Upon either Party’s reasonable request, not more frequently than [***] during which the other Party or its Affiliates, Sublicensees, or subcontractors are performing or having performed Development activities for any Licensed Product, the other Party will, and will cause its Affiliates, Sublicensees, and subcontractors to, allow the requesting Party to access, review, and copy such records (including access to relevant databases).

4.9 Development Reports. At each JSC meeting for a [***] during which either Party is performing, or having performed, Development activities for any Licensed Product, such Party will provide a report to the other Party summarizing the Development activities for the Licensed Products performed during the period since the preceding JSC meeting, the Development activities for the Licensed Products in process, and the future Development activities for the Licensed Products that such Party or its Sublicensees or subcontractors expect to initiate, including [***] Without limiting the foregoing, such reports will contain sufficient detail to enable the other Party to assess such Party’s compliance with this Agreement, including, with respect to EQRx, its Development diligence obligations set forth in Section 4.1 (Development Diligence Obligations). Each Party will promptly respond to the other Party’s reasonable requests from time to time for additional information regarding significant Development activities for any Licensed Product performed by or on behalf of such Party or its Affiliates, Sublicensees, or subcontractors. Such reports and any additional information provided by a Party regarding Development activities for the Licensed Products, in each case, will be the Confidential Information of the providing Party and subject to the terms of Article 12 (Confidentiality).

Article 5
REGULATORY

5.1 Global Regulatory Strategy. Within [***] after the Effective Date, the Parties will Develop a high-level global regulatory strategy for the Licensed Products for each Licensed Antibody for the JSC to review, discuss and determine whether to approve (each, a “Global Regulatory Strategy”). After the JSC’s approval of each Global Regulatory Strategy (which may be updated by the Parties through the JSC from time to time), each Party will conduct all regulatory activities and process all Regulatory Approvals and Regulatory Materials in its respective territory in accordance with such Global Regulatory Strategy for the applicable Licensed Antibody.

5.2 Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, EQRx will have sole responsibility for and sole decision-making authority over all regulatory activities and associated costs and expenses for the Licensed Antibodies and Licensed Products in the Field in the Territory, both before and after obtaining Regulatory Approval; provided that EQRx will conduct such activities and exercise such decision-making authority in all events in accordance with applicable law and the applicable Global Regulatory Strategy.

5.3 Assignment of Regulatory Materials. To the extent permissible under applicable law, (a) Licensor will transfer and assign, or will cause the transfer or assignment, to EQRx or its designee, Licensor’s, or any of Licensor’s Affiliates’, entire right, title, and interest in and to all Regulatory Approvals and Regulatory Materials in the Territory with respect to the Licensed Antibodies and Licensed Products (other than those related to the Ongoing CS1001 ENKTL Trial or the Ongoing CS1003 HCC Trial) that are owned, controlled or possessed by Licensor or any of its Affiliates, and (b) the Parties will complete all other transition activities to enable EQRx to assume the regulatory responsibilities for the Licensed Antibodies and Licensed Products in the Territory (other than those related to the Ongoing CS1001 ENKTL Trial or the Ongoing CS1003 HCC Trial) within [***] of the Effective Date, provided that Licensor shall [***] to provide any relevant documents to EQRx [***] following the Effective Date. Licensor will continue to hold in its name, throughout the world, all Regulatory Approvals and Regulatory Materials related to the Ongoing CS1001 ENKTL Trial and the Ongoing CS1003 HCC Trial until the completion of such Ongoing CS1001 ENKTL Trial or Ongoing CS1003 HCC Trial, respectively, and Licensor will continue to be responsible for all regulatory responsibilities related to the Ongoing CS1001 ENKTL Trial and the Ongoing CS1003 HCC Trial until completion thereof. Promptly following the completion of the Ongoing CS1001 ENKTL Trial or the Ongoing CS1003 HCC Trial, Licensor will transfer and assign, or will cause the transfer or assignment, to EQRx or its designee, Licensor’s, or any of Licensor’s Affiliates’, entire right, title, and interest in and to all such Regulatory Approvals and Regulatory Materials with respect to the Ongoing CS1001 ENKTL Trial or the Ongoing CS1003 HCC Trial (as applicable) in the Territory that are owned, controlled or possessed by Licensor or any of its Affiliates and, following the completion of such transfer or assignment, EQRx will assume responsibility for all further regulatory activities for the Licensed Antibodies and Licensed Products throughout the Territory.

5.4 Regulatory Filings; Ownership. Other than with respect to the Ongoing CS1001 ENKTL Trial and the Ongoing CS1003 HCC Trial until the completion thereof as set forth in this Agreement, EQRx will lead and have sole control over preparing and submitting all regulatory filings related to the Licensed Antibodies and Licensed Products in the Territory, including all applications for Regulatory Approval in the Territory, which activities will be conducted in accordance with the applicable Global Regulatory Strategy; provided that [***] In each of the foregoing cases ((a) and (b)), EQRx shall [***] EQRx will own any and all Regulatory Approvals and Regulatory Materials related to the Licensed Antibodies and Licensed Products in the Territory (including all Regulatory Approvals and Regulatory Materials in relation to the Ongoing CS1001 ENKTL Trial and the Ongoing CS1003 HCC Trial after such Regulatory Approvals and Regulatory Materials are assigned to EQRx pursuant to Section 5.3 (Assignment of Regulatory Materials)), which will be held in the name of EQRx or its designees. EQRx will keep Licensor informed of any material updates related to the regulatory filings and Regulatory Approvals or any material correspondences with Regulatory Authorities, in each case, with respect to the Licensed Antibodies and Licensed Products in the Territory. For [***] will provide copies of such to [***] after filing for [***] records. [***] will keep [***] informed of receipt of any Regulatory Approvals with respect to any Licensed Products in the [***] and will provide copies of any applications of Regulatory Approvals (in its original language) in the [***] to [***] after filing for [***] records.

5.5 Interactions with Regulatory Authorities. EQRx will have the sole right to conduct all communications with Regulatory Authorities in the Territory, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Licensed Antibodies and Licensed Products in the Territory, which activities will be conducted in accordance with the applicable Global Regulatory Strategy; provided that [***] EQRx will provide Licensor with [***] promptly thereafter.

5.6 Right of Reference. Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Approvals and Regulatory Materials pertaining to the Licensed Products in the Field Controlled and submitted by or on behalf of such Party or its Affiliates, except as otherwise set forth in Section 4.5 (Development of Combination Regimen). EQRx may use such right of reference to such Regulatory Approvals and Regulatory Materials Controlled by Licensor or its Affiliates, if any, solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and any Pricing and Reimbursement Approvals of the Licensed Products in the Territory. Licensor may use such right of reference to such Regulatory Approvals and Regulatory Materials Controlled by EQRx or any of its Affiliates solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and any Pricing and Reimbursement Approvals of the Licensed Products in the Excluded Jurisdictions. Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 5.6 (Right of Reference). Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 5.6 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Approvals and Regulatory Materials in the other Party’s territory as provided herein.

5.7 Adverse Event Reporting. Within [***] after the Effective Date, and in any event before the conduct of any Clinical Trial by EQRx in the Territory, Licensor and EQRx shall Develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).

Article 6
MANUFACTURING

6.1 Manufacturing by Licensor. Prior to the completion of the Manufacturing Technology Transfer for the Licensed Products pursuant to Section 2.6(b) (Manufacturing Technology Transfer), Licensor will, either by itself or through a CMO, Manufacture and supply the Licensed Products, and EQRx shall purchase its requirements of such Licensed Products from Licensor, for the use by EQRx in the Territory, pursuant to a supply agreement to be entered into between the Parties promptly after the Execution Date (the “Supply Agreement”). If, during the Term, Licensor seeks to engage a CMO to Manufacture or supply the Licensed Antibodies or Licensed Products for the Territory, then such CMO must be [***] to EQRx [***] If, during the Term, Licensor or its CMO seeks to initiate any changes with respect to the Manufacture of the Licensed Products that could reasonably be expected to affect the quality or performance of the Licensed Products as Manufactured by Licensor or its CMO, such changes must be [***] to EQRx [***] The terms of the Supply Agreement will be consistent with the terms of this Agreement and the terms of any agreements between Licensor and its CMOs, to the extent applicable to the supply of Licensed Products in the Territory. Licensor will supply the Licensed Products pursuant to this Section 6.1 (Manufacturing by Licensor) at [***]

6.2 Manufacturing by EQRx. Notwithstanding the license to Manufacture the Licensed Products granted to EQRx under Section 2.1 (License to EQRx), EQRx will not Manufacture or have Manufactured any Licensed Product until the completion of the Manufacturing Technology Transfer for the Licensed Products pursuant to Section 2.6(b) (Manufacturing Technology Transfer). Following the completion of the Manufacturing Technology Transfer, EQRx will, by itself, by an Affiliate or through a designated CMO, Manufacture the Licensed Products in the Territory for clinical and commercial uses in the Territory at no cost to Licensor. All Manufacturing activities by EQRx, its Affiliate or designated CMO will at all times be in compliance with cGMP and ICH Guidelines and in compliance with applicable law. [***]

Article 7
COMMERCIALIZATION

7.1 Commercialization Diligence Obligations. As between the Parties, EQRx will be responsible for Commercialization of, and will use [***] to Commercialize, the Licensed Products that contain each Licensed Antibody in each country or region in the Territory in which it has obtained Regulatory Approval (and, where applicable, Pricing and Reimbursement Approval) for such Licensed Products, [***]

7.2 Commercialization Plan. No later than [***] prior to the anticipated date that the first Regulatory Approval will be obtained for a Licensed Product in the Territory, EQRx will develop and provide an initial draft of a Commercialization plan for such Licensed Product to the JSC for the JSC’s review and discussion (the “Commercialization Plan”). Each Commercialization Plan for a Licensed Product will contain [***] The JSC will have the right to comment on each such Commercialization Plan, and EQRx will [***] Thereafter, from time to time, but [***] EQRx will propose updates to each Commercialization Plan for the Licensed Products in consultation with the JSC.

7.3 Pricing; Reimbursement Approvals. EQRx will have the right to determine the price of the Licensed Products sold in the Territory. EQRx will keep Licensor timely informed on [***] Notwithstanding any provision to the contrary in this Agreement, EQRx will not, and will cause its Affiliates and Sublicensees not to, [***]

7.4 Commercialization Report. No later than [***] following the date upon which the first Regulatory Approval for a Licensed Product in the Territory was granted (the “Date of First Regulatory Approval”), and no later than [***] thereafter during the Term, EQRx will provide to Licensor a report (by means of a slide presentation or otherwise) summarizing the [***] Each such report will contain sufficient detail to enable Licensor to assess EQRx’s compliance with its Commercialization diligence obligations set forth in Section 7.1 (Commercialization Diligence Obligations). Such reports will be Confidential Information of EQRx and subject to the terms of Article 12 (Confidentiality). EQRx will provide updates to any such report at each meeting of the JSC.

7.5 Diversion. Each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees and subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Products to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory, including via the Internet or mail order. Neither Party will engage, nor permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of the Licensed Products located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or Sublicensees receive any order for any Licensed Products from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, then such Party will immediately refer that order to such other Party and will not accept any such orders. Neither Party will, nor permit its Affiliates or Sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products to Third Parties for use in the other Party’s territory except in accordance with a Global Development Plan, or except in connection with a Manufacturing Technology Transfer pursuant to Section 2.6(b) (Manufacturing Technology Transfer). Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market the Licensed Products to Third Party attendees at such conferences and meetings, subject to this Section 7.5 (Diversion). Each Party will have the right to engage key opinion leaders from outside its territory and to participate in education, advisory, and other activities relating to Licensed Products in the other Party’s territory.

Article 8
FINANCIALS

8.1 Upfront Payment. Within [***] after the Effective Date, EQRx shall pay to Licensor a one-time, non-refundable, non-creditable payment in the amount of One Hundred Forty Million Dollars (USD$140,000,000) [***] plus Ten Million Dollars ($10,000,000) associated with receiving notification of CS1001 designation as a Breakthrough Therapy by the FDA (collectively, the “Upfront Payment”).

8.2 Regulatory and Sales Milestone Payments.

(a) Milestone Payments for CS1001. As partial consideration for the rights granted to EQRx under this Agreement with respect to CS1001, EQRx will make the [***] milestone payments set forth in Table 8.2(a) below upon the first achievement of the corresponding milestone event:

Table 8.2(a)

No.	Milestone Event with respect to CS1001	Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]

(b) Milestone Payments for CS1003. As partial consideration for the rights granted to EQRx under this Agreement with respect to CS1003, EQRx will make the [***] milestone payments set forth in Table 8.2(b) below upon the first achievement of the corresponding milestone event:

Table 8.2(b)

No.	Milestone Event with respect to CS1003	Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

For clarity, each milestone payment under this Section 8.2 (Regulatory and Sales Milestone Payments) (i) will be owed and payable to Licensor whether the milestone event triggering such payment was achieved by EQRx or any of its Affiliates or Sublicensees, and (ii) is payable only once, upon the first achievement by a Licensed Product comprising the applicable Licensed Antibody in the Territory, notwithstanding whether such Licensed Product achieves the milestone event more than once.

If EQRx achieves any of the development milestone events [***] for a Licensed Product without the prior achievement of any corresponding earlier listed development milestone events for such Licensed Product, then EQRx will pay to Licensor the applicable milestone payment to be made with respect to such earlier development milestone events for such Licensed Product at the same time as EQRx pays the applicable milestone payment due upon achievement of such development milestone event. For example, if development milestone event [***] in Table 8.2(b) above has not been achieved at the time development milestone event [***] in Table 8.2(b) above is achieved, then EQRx will pay to Licensor the milestone payment to be made with respect to such development milestone event [***] at the same time as EQRx pays the milestone payment due upon achievement of such development milestone event [***] For the avoidance of doubt, development milestone events [***] are independent of each other, such that, for example, achievement of development milestone event [***] prior to achievement of development milestone event [***] would not require EQRx to pay to Licensor the milestone payment to be made with respect to achievement of such development milestone event [***] at the same time as EQRx pays the milestone payment due upon achievement of such development milestone event [***] EQRx will provide Licensor with written notice of the achievement of the milestone event in this Section 8.2 (Regulatory and Sales Milestone Payments) within [***] after the achievement of the applicable milestone event by EQRx or any of its Affiliates, or within [***] after EQRx has knowledge of the achievement of the applicable milestone event by a Sublicensee. Licensor will invoice EQRx following receipt of such written notice [***] and EQRx will pay the associated milestone payment within [***] of the receipt of such invoice, provided that EQRx shall pay to Licensor the applicable milestone payment with respect to any Development milestone event that was achieved after the Term Sheet Effective Date and prior to the Effective Date no later than [***] after the Effective Date. Such payment will be made by wire transfer of immediately available funds into an account designated by Licensor.

8.3 Royalties.

(a) Net Sales Royalty. During the Royalty Term, EQRx will pay to Licensor royalties on Net Sales for the Licensed Products in the Territory during the applicable Royalty Term at the royalty rates set forth below (the “Net Sales Royalty”):

(i) Royalty Payments for CS1001:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(ii) Royalty Payments for CS1003:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) Reports; Payment. The Net Sales Royalty calculation will be delivered in writing by EQRx to Licensor within [***] and will include the aggregate gross sales of the Licensed Product in the Territory during [***] the corresponding Net Sales of the Licensed Product in the Territory during [***] the aggregate amount of Net Sales in the current Net Sales Year (or the current and most recently completed Net Sales Year if a Net Sales Year ended during such [***]), and the amount of the Net Sales Royalty payment payable with respect to such Net Sales (each, a “Net Sales Statement”). All royalty payments will be payable concurrently with the delivery of the Net Sales Statement for [***] All payments under this Agreement shall be payable, in full, in U.S. dollars, regardless of the country(ies) in which such sales are made. For purposes of computing the Net Sales Royalty of any Licensed Product that is sold in a currency other than United States dollars, such currency shall be converted into United States dollars at [***] EQRx will pay the Net Sales Royalty in United States dollars by wire transfer to an account designated in writing by Licensor concurrently when EQRx provides the Net Sales Statement.

(c) Reductions. Notwithstanding the foregoing:

(i) Royalty Reduction upon Patent Right Expiration. If, on a country-by-country basis, pursuant to Section 8.3(a) (Net Sales Royalty), any Net Sales Royalties are payable on Net Sales of a Licensed Product attributable to any country in the Territory where there is no Patent within the Licensor Licensed Technology containing a Valid Claim covering such Licensed Product in such country (i.e., Net Sales Royalties are payable on Net Sales of a Licensed Product in a country on the basis of clauses (b) or (c) in the definition of Royalty Term), then, except as otherwise set forth in this Section 8.3(c) (Reductions), the royalty rates applicable to those Net Sales of such Licensed Product for such country will be reduced by [***] from those set forth in Section 8.3(a) (Net Sales Royalty); provided that [***]

(ii) Reduction for Biosimilar Competition. On a country-by-country basis in the Territory, the Net Sales Royalty payable to Licensor for Net Sales of Licensed Products will be reduced (A) by [***] of the applicable royalty rate(s) set forth in Section 8.3(a) (Net Sales Royalty), following a launch of a Biosimilar Product, if [***] For clarity, such reduction will not apply for any [***] in which the market share of Biosimilar Products does not meet either threshold in the preceding sentence. Unless otherwise agreed by the Parties, the sales of each such Biosimilar Product [***] will be [***]

(iii) Reduction for Blocking IP. With respect to any Third Party License pursuant to which EQRx is granted rights under any Blocking IP to Exploit the Licensed Products in a country or jurisdiction in the Territory, EQRx will be entitled to deduct from any Net Sales Royalties payable hereunder with respect to that country or other jurisdiction [***] of royalties or other amounts paid to such Third Party under such Third Party License to the extent allocable or specific to the Licensed Products.

(iv) Royalty Floor. In no event will the Net Sales Royalties otherwise due to Licensor for the Licensed Products in a Calendar Quarter during the Royalty Term be reduced [***] of the amount that would otherwise be due in such [***] for the Licensed Products but for the reductions set forth in this Section 8.3(c) (Reductions). However, if EQRx is unable to fully offset against Net Sales Royalties paid to any Third Party pursuant to a Third Party License in consideration for rights with respect to Blocking IP as permitted under Section 8.3(c)(iii) (Reduction for Blocking IP) on account of the royalty floor set forth in this Section 8.3(c)(iv) (Royalty Floor), then any such permitted deductions may be carried forward to reduce subsequent royalty payments in future periods (again subject to the royalty floor set forth in this Section 8.3(c)(iv) (Royalty Floor)).

8.4 Compulsory License. In the event that a court or a governmental agency of competent jurisdiction requires EQRx or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make, use or sell a Licensed Product in a country or other jurisdiction in the Territory (each, a “Compulsory License”), then, Licensor and EQRx will [***] (or otherwise from the grant of any such Compulsory License) in such country or jurisdiction in the Territory.

8.5 Existing License Agreements. Licensor shall be solely responsible for all upfront payments, milestone payments, royalties or other payments due to the licensor(s) under the CS1001 Upstream License (collectively, “CS1001 Upstream License Costs”). Without limiting the foregoing, if Licensor fails to pay any CS1001 Upstream License Costs or otherwise fails to maintain the CS1001 Upstream License as required by Section 10.2(j) (CS1001 Upstream License) and EQRx pays such CS1001 Upstream License Costs on Licensor’s behalf or otherwise incurs any costs in connection with maintaining the CS1001 Upstream License, including costs associated with securing and maintaining a replacement agreement if Licensor allows the CS1001 Upstream License to terminate or expire in violation of Section 10.2(j) (CS1001 Upstream License), then EQRx shall be entitled to offset any such costs from any payments due to Licensor hereunder.

8.6 Books and Records; Audit Rights.

(a) Licensor will have the right to engage, at its own cost and expense, subject to this Section 8.6 (Books and Records; Audit Rights), an independent nationally recognized public accounting firm in the United States chosen by [***] (which accounting firm will not be the external auditor of Licensor, will not have been hired or paid on a contingency basis and will have experience auditing pharmaceutical companies) (a “CPA Firm”) to conduct an audit of EQRx for the purposes of confirming EQRx’s compliance with the payment provisions of this Agreement.

(b) The CPA Firm will be given access to and will be permitted to examine such books and records of EQRx as it will reasonably request, upon [***] prior written notice having been given by Licensor, during regular business hours, for the sole purpose of determining compliance with the payment provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to EQRx with respect to the Know-How to which they are given access and will not contain in its report or otherwise disclose to Licensor or any Third Party any information labeled by EQRx as being confidential customer information regarding pricing or other competitively sensitive proprietary information.

(c) Licensor and EQRx will be entitled to receive a full written report of the CPA Firm with respect to its findings and Licensor will provide, without condition or qualification, EQRx with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Licensor’s receipt of same. In the event of any dispute between Licensor and EQRx regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [***] after delivery to both Parties of the CPA Firm’s report, each Party will select an internationally recognized independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.

(d) Within [***] after completion of the CPA Firm’s audit, EQRx will pay to Licensor any deficiency in the payment amount determined by the CPA Firm. If the report of the CPA Firm shows that EQRx overpaid, then EQRx will be entitled to off-set such overpayment against any Net Sales Royalty then owed to Licensor. If no royalty is then owed to Licensor, then Licensor will remit such overpayment to EQRx. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which Licensor is entitled and the Net Sales Royalty amount reflected by EQRx in the Net Sales Statement in Licensor’s favor, then in addition to the payment of the shortfall in the Net Sales Royalty amount, and if such discrepancy exceeds [***]

(e) Licensor’s exercise of its audit rights under this Section 8.6 (Books and Records; Audit Rights) may not (A) be conducted for [***] more than [***] after the end of such [***] to which such books and records pertain, (B) be conducted more than [***] or (C) be repeated for any [***]

(f) Financial Deliverables. In the event that EQRx determines, using Accounting Standards, that the licenses contemplated in this Agreement should be treated as a “business combination” for accounting purposes, then, to the extent available to Licensor, Licensor shall deliver or, to the extent any portion of the following is not available to Licensor, Licensor shall use reasonable efforts to produce or cause to be produced and delivered, to EQRx, as soon as practicable, but in any event within [***] days after EQRx has provided notification of such treatment, (i) [***] The financial information to be delivered described in this Section 8.6(f) (Financial Deliverables) will be prepared in accordance with (I) the books and records of the business related to the Licensed Antibodies prepared by Licensor and certified by its chief financial officer and (II) IFRS consistently applied with prior practice; provided, however, that all such information is unaudited and may be subject to change. In the event of a public offering of the securities of EQRx and in compliance with the rules of the Securities and Exchange Commission applicable to a registration statement related to such offering, Licensor shall deliver all historical financial statements related to the Licensed Antibodies as soon as practicable, but in any event within [***] of receiving written request from EQRx.

8.7 Taxes.

(a) Taxes on Income. Except as set forth in this Section 8.7 (Taxes), each Party will be solely responsible for the payment of any and all taxes levied on account of all payments it receives under this Agreement.

(b) Tax Withholding. If applicable laws require the withholding of taxes, then EQRx shall make such withholding payments in a timely manner and shall subtract the amount thereof from the payments to Licensor. EQRx shall [***] submit to Licensor appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. EQRx shall provide Licensor [***] in order to allow Licensor to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes that may apply to the payments under this Agreement. Without limiting the generality of the foregoing, if Licensor is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding taxes, it may deliver to EQRx or the appropriate governmental authority in the Territory the prescribed forms necessary to reduce the applicable rate of withholding or to relieve EQRx of its obligation to withhold taxes. In such case, EQRx shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that EQRx is in receipt of evidence, in a form reasonably satisfactory to EQRx (e.g., Licensor’s delivery of all applicable documentation) prior to the time that the applicable payments are due.

(c) Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

(d) Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, if EQRx assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by applicable law with respect to payments under this Agreement is increased, then any amount payable to Licensor under this Agreement will be [***] so that, after making all required withholdings (including withholdings on the withheld amounts), Licensor receives [***]

(e) VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added tax or similar payment (“VAT”) [***] does not represent an unnecessary cost in respect of payments made under this Agreement. All sums payable under this Agreement shall be exclusive of VAT, subject to the below. If any VAT is owing in any jurisdiction with respect to any such payment, then [***] shall pay such VAT, and (i) if such VAT is owing as a result of any action by or on behalf of [***] (including the commercial operation of [***]), including any permitted assignment or sublicense (including assignment to, or payment hereunder by, an Affiliate), or any failure on the part of [***] or its Affiliates to comply with applicable tax laws or filing or record retention requirements, then the payment with respect to which such VAT is owing shall be made to ensure that [***] receives the sum that it would have received had such VAT not been due; or (ii) otherwise, such payment shall be made after deduction of such VAT that is due specifically in relation to [***] under this Agreement. In the event that any deducted VAT is later recovered by [***] or its Affiliates, [***] shall promptly reimburse [***] for the deducted amount. In the event that any VAT is owing in any jurisdiction in respect of any such payment, [***] tax invoices showing the correct amount of VAT in respect of such payments hereunder.

8.8 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] as published by The Wall Street Journal or any successor thereto on the [***] in which such payments are overdue; or (b) the [***] in each case, calculated on the number of days such payment is delinquent, [***]

8.9 No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither EQRx nor any of its Affiliates will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to or on behalf of Licensor or any of its Affiliates under this Agreement.

8.10 Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the payee Party will provide an invoice, together with reasonable supporting documentation, to the paying Party for such amounts owed. The paying Party will pay any undisputed amounts within [***] after receipt of the invoice, and will pay any disputed amounts owed by the paying Party within [***] of resolution of the dispute.

Article 9
INTELLECTUAL PROPERTY

9.1 Ownership.

(a) Background Technology. As between the Parties, and except with respect to any Arising IP, which is addressed in Section 9.1(b) (Arising IP), (a) Licensor will retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Licensor or any of its Affiliates during the Term outside of the scope of this Agreement, and (b) EQRx will retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights owned or Controlled by EQRx or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of EQRx or any of its Affiliates during the Term outside of the scope of this Agreement.

(b) Arising IP.

(i) Ownership will follow inventorship for (A) any and all Know-How developed, created, conceived or reduced to practice during the Term solely by or on behalf of a Party or any of its Affiliates in connection such Party’s activities under this Agreement and (B) any Patent claiming any such Know-How described in clause (A) (collectively ((A)-(B)), “Arising IP”), with inventorship being determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Arising IP invented solely by or on behalf of Licensor or any of its Affiliates will be solely owned by Licensor or any of its Affiliates (“Licensor Arising IP”). Arising IP invented solely by or on behalf of EQRx or any of its Affiliates will be solely owned by EQRx or any of its Affiliates (“EQRx Arising IP”). Arising IP invented jointly by Licensor or any of its Affiliates and EQRx or any of its Affiliates will be jointly owned by both Parties (“Joint Arising IP”).

(ii) Licensor will promptly disclose to EQRx any Licensor Arising IP or Joint Arising IP, as applicable, developed, created, conceived or reduced to practice by or on behalf of Licensor or any of its Affiliates during the Term. EQRx will promptly disclose to Licensor any EQRx Arising IP or Joint Arising IP, as applicable, developed, created, conceived or reduced to practice by or on behalf of EQRx or any of its Affiliates during the Term. Each Party will obligate any employees, Sublicensees, and Third Party contractors to assign all Arising IP to such Party so that each Party can comply with its obligations under this Section 9.1 (Ownership), and each Party will promptly obtain such assignment.

(iii) Each Party will have an undivided one-half (1/2) interest in and to the Joint Arising IP. Each Party will exercise its ownership rights in and to such Joint Arising IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other relevant terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Arising IP. Each Party, for itself and on behalf of any of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Arising IP.

(c) Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke this Agreement as a “joint research agreement” pursuant to the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) without the prior written consent of the other Party.

9.2 Prosecution, Maintenance & Enforcement of Arising IP.

(a) EQRx Arising IP. EQRx will have the sole right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the EQRx Arising IP at its sole cost and expense.

(b) Licensor Arising IP. Licensor will have the sole right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the Licensor Arising IP in the Excluded Jurisdictions at its sole cost and expense.

(c) Joint Arising IP. [***] will have the [***] right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the Joint Arising IP in [***] at [***]. [***] will have the sole right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the Joint Arising IP in [***] at [***] The Parties will use good faith efforts to agree on a mutually acceptable strategy and will coordinate with each other for the prosecution, maintenance and enforcement of intellectual property rights pertaining to the Joint Arising IP. If the prosecuting Party decides it is no longer interested in the prosecution or maintenance of a particular Patent pertaining to the Joint Arising IP in [***] then it will [***] to the other Party of such decision. The other Party may, [***] assume the prosecution and maintenance of such Patent in the applicable territory.

(d) Licensor Licensed Technology.

(i) From and after the Effective Date, EQRx will, through outside counsel [***] and directed by EQRx, control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) intellectual property rights pertaining to the Licensor Licensed Technology (other than Joint Arising IP) in the Territory, [***] as well as filing for any patent term extensions or similar protections in the Territory, subject to Section 9.6 (Patent Extensions; Regulatory Exclusivity).

(ii) EQRx will provide Licensor copies of and a reasonable opportunity to review and comment upon the text of the applications relating to Patents within the Licensor Licensed Technology (other than Joint Arising IP) (collectively, “Licensor Patent Rights”) in its Territory. EQRx will [***] EQRx will provide Licensor with a copy of each application for a Licensor Patent Right as filed, together with notice of its filing date and application number. EQRx will keep Licensor advised of the status of all [***] and will give Licensor copies of and a reasonable opportunity to review and comment on any such [***] proposed to be sent to any patent office or judicial body. EQRx will [***] Licensor will provide EQRx [***] If EQRx declines to file for, prosecute or maintain (including defending or prosecuting office actions, prosecutions or interferences) any Licensor Patent Right in the Territory, it will give Licensor reasonable notice thereof and thereafter, Licensor may, upon written notice to EQRx and [***] control the filing for, prosecution and maintenance of such Licensor Patent Right in the Territory thereafter in accordance with this Section 9.2(d)(i) (Licensor Licensed Technology), mutatis mutandis, in which case such Licensor Patent Right will no longer be considered part of the Licensor Licensed Technology, nor [***]

(iii) Within [***] after the Effective Date, Licensor will (to the extent not previously provided) (A) provide EQRx, at no charge, with copies of all documents (including file histories and then current dockets) for the applicable Licensor Patent Rights that are in the file maintained by Licensor’s in-house or outside patent counsel for such Licensor Patent Rights in the Territory or otherwise available to Licensor, including any communications, filings and drafts as well as written notice of any pending deadlines or communications for such Licensor Patent Rights (provided, however, that Licensor will provide notice of pending deadlines as promptly as possible after the Effective Date so as to ensure adequate time and coordination with respect to such deadlines), and (B) execute and deliver any legal papers reasonably requested by EQRx to effectuate transfer of control of the filing, prosecution and maintenance of the Licensor Patent Rights in the Territory (excluding papers that transfer any right, title or interest in or to the Licensor Patent Rights other than such control). In the event Licensor assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) in the Territory with respect to any Licensor Patent Rights pursuant to Section 9.2(d)(i) (Licensor Licensed Technology), then EQRx will (1) provide Licensor with copies of any relevant communications, filings, drafts and documents not previously provided to Licensor as well as written notice of any pending deadlines or communications applicable thereto, and (2) execute and deliver any legal papers reasonably requested by Licensor to effectuate transfer of control of the filing, prosecution and maintenance of such Licensor Patent Rights (including papers that transfer any right, title or interest in or to the Licensor Patent Rights to Licensor).

(iv) Each Party will reasonably cooperate with the other Party in the filing, prosecution, defense, and maintenance of the Licensor Patent Rights. Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review applications and other filings, and requiring inventors, subcontractors, employees and consultants and agents of such Party and any of its Affiliates, and for the prosecuting Party and any of its Affiliates and Sublicensees (with respect to EQRx), to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Licensor Patent Rights.

9.3 Defense and Settlement of Third Party Claims. From and after the Effective Date, if a Third Party asserts that a Patent or other right owned by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product in the Field in the Territory, EQRx will have the first right to defend against any such assertions at [***] or elect to settle such claims (except as set forth below). Licensor or any of its Affiliates will assist EQRx and cooperate in any such litigation at Licensor’s request, and [***] Licensor may join any defense pursuant to this Section 9.3 (Defense and Settlement of Third Party Claims), with its own counsel, at [***] EQRx or any of its Affiliates may [***] (i) impose any liability or obligation on Licensor or any of its Affiliates or (ii) conflict with or reduce the scope of the subject matter claimed in any Licensor Patent Rights. Should EQRx fail to defend against any such assertion, Licensor will have the right to do so, at [***] EQRx will assist Licensor and reasonably cooperate in any such litigation at Licensor’s request, and [***] EQRx may join any such defense brought by Licensor pursuant to this Section 9.3 (Defense and Settlement of Third Party Claims), with its own counsel, at [***] Licensor or any of its Affiliates [***] Each Party will give the other Party prompt written notice of any allegation by any Third Party that a Patent or other right owned by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product in the Territory.

9.4 Enforcement.

(a) Enforcement and Cooperation. In the event that (i) Licensor or EQRx becomes aware of any actual or suspected infringement of any Licensor Patent Right, or (ii) any such Licensor Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations, which are addressed in Section 9.2(d) (Licensor Licensed Technology)), such Party will notify the other Party promptly, and following such notification, the Parties will confer. EQRx will have the first right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at EQRx’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to an Antibody or product (including a Biosimilar Product) in the Field in the Territory). In the event EQRx fails to defend such action, abate such infringement, or file an action to abate such infringement in the Territory within [***] from the Licensor to do so, or if EQRx discontinues the prosecution of any such action after filing without abating such infringement, then Licensor shall have the second right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory at its own expense, in its own name and under its own direction and control. Regardless of which Party exercises its right this Section 9.4(a) (Enforcement and Cooperation), the other Party and its Affiliates will reasonably assist such enforcing Party in any action or proceeding being defended or prosecuted if so requested, and will agree to be named in or join such action or proceeding if requested by such enforcing Party. If the other Party elects to be represented by legal counsel, the enforcing Party will bear all of such Party’s related and reasonable legal costs and expenses if the other Party is required to be named in or joined in such action or proceeding or is joined in such action or proceeding at the enforcing Party’s request.

(b) Damages. In the event that either Party exercises the rights conferred in this Section 9.4 (Enforcement) and recovers any damages, payments or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered will [***] If such recovery is insufficient to [***] If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be [***]

9.5 Trademarks. The Parties may develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Products on a global basis (such branding elements, collectively, the “Global Brand Elements”). Each Party will have the right to brand the Licensed Products in its respective territory using trademarks, logos, and trade names that it determines appropriate, which may vary by region or within a region, and that are consistent with the Global Brand Elements (the “Product Marks”). Each Party will solely own all right, title and interest in and to any Product Marks adopted for use with the Licensed Products in its respective territory, and will be responsible for the registration, filing, maintenance and enforcement thereof.

9.6 Patent Extensions; Regulatory Exclusivity.

(a) Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, EQRx will have the sole right to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend, provided [***] Licensor and any of its Affiliates will reasonably cooperate with EQRx so as to enable EQRx to exercise its rights under this Section 9.6(a) (Patent Term Extension). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, subcontractors, employees, consultants and agents of Licensor or any of its Affiliates to execute all documents, as reasonable and appropriate so as to enable EQRx to exercise its rights under this Section 9.6(a) (Patent Term Extension).

(b) Regulatory Exclusivity. With respect to regulatory exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), EQRx will have the sole right to seek and maintain all such regulatory exclusivity periods that may be available for the Licensed Products in the Field in the Territory.

9.7 Third Party Rights. Each Party’s rights under this Article 9 (Intellectual Property) with respect to the prosecution and maintenance of and the enforcement of any Patent Controlled by the other Party that is licensed by the other Party from a Third Party, shall be [***] as applicable. EQRx’s rights under this Article 9 (Intellectual Property) with respect to the prosecution and maintenance of and the enforcement of any Patent Controlled by Licensor that is subject to the CS1001 Upstream License shall be [***] whereby the [***]

Article 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Execution Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) Consents. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

(e) Bankruptcy; Insolvency. It and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party or any of its Affiliates becoming or being declared insolvent, bankrupt or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

(f) No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the research or Development of the Licensed Antibodies or Licensed Products, such Party has not, to its knowledge, used prior to the Execution Date, and will not use, during the Term, any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

(g) Compliance with Applicable Law. Each Party will comply with the applicable law (including applicable anti-corruption laws), including as applicable GLP, GCP, and cGMP, in the course of performing its obligations or exercising its rights pursuant to this Agreement.

10.2 Representations, Warranties and Covenants by Licensor. Except as may be qualified by the disclosures set forth in the applicable schedules set forth below, Licensor hereby represents, and warrants and covenants to EQRx as of the Execution Date, as applicable, as follows:

(a) No Conflicts. Neither Licensor nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Licensor Licensed Technology to any Third Party that would conflict with the licenses and other rights granted to EQRx under this Agreement. Licensor Licensed Technology constitutes all intellectual property rights Controlled by Licensor and any of its Affiliates that are necessary or useful for the Exploitation of the Licensed Antibodies or Licensed Products in the Field in the Territory. Following the Execution Date, Licensor will not, and will cause its Affiliates not to, enter into any agreement with any Affiliate or Third Party that conflicts with or contradicts the terms and conditions set forth in this Agreement, including any agreement that would limit the grant of licenses or rights hereunder to the Licensor Licensed Technology. All Licensor Patent Rights existing as of the Execution Date are exclusively owned by Licensor or any of its Affiliates, and are free and clear of any (i) liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to EQRx hereunder, or would give rise to any Third Party claims for payment against EQRx or any of its Affiliates.

(b) No Notice of Infringement or Misappropriation. (i) Neither Licensor nor any of its Affiliates have received or is aware of any written notice from any Third Party asserting or alleging that any Exploitation of Licensor Licensed Technology, any Licensed Antibodies or any Licensed Products has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party, and (ii) no claim is pending, and Licensor and any of its Affiliates and, to Licensor’s Knowledge, any Third Party collaborator, has not received from a Third Party notice of a claim or threatened claim to the effect that any granted Patent rights within the Licensor Licensed Technology licensed to EQRx under this Agreement is invalid or unenforceable. Additionally, to Licensor’s Knowledge, there is no unauthorized use, infringement or misappropriation of any Licensor Licensed Technology by any Third Party as of the Execution Date.

(c) No Misappropriation. To the Knowledge of Licensor, no employee, consultant, agent or independent contractor of Licensor, any of its Affiliates, or Third Party, has misappropriated any Licensor Licensed Technology.

(d) Licensed Technology. All Existing Patents are listed on Schedule 10.2(d) (Existing Patents). All Existing Patents existing as of the Execution Date have been and are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable law, have been and are being filed and maintained properly and all applicable fees have been paid on or before the due date for payment, and to the Knowledge of Licensor, are not invalid or unenforceable, in whole or in part. The Existing Patents represent all Patents Controlled by Licensor and any of its Affiliates that are necessary or useful for the Exploitation of the Licensed Antibodies or Licensed Products as of the Execution Date.

(e) Third Party Agreements. Neither Licensor nor any of its Affiliates have entered into any agreement with any Third Party pursuant to which Licensor Controls or grants any intellectual property rights with respect to the Licensor Licensed Technology or Licensed Antibodies for the Territory other than (i) those agreements that are set forth in Schedule 10.2(e) (Third Party Agreements) (the “Third Party Agreements”) and (ii) clinical trial agreements or other agreements entered into by CStone and any contractor pursuant to which CStone is granted non-exclusive licenses. Each Third Party Agreement is valid and binding.

(f) Licensed Antibodies. Licensor has disclosed to EQRx all Antibodies that Licensor or any of its Affiliates owns or in-licenses, as of the Execution Date, that relate to the Licensed Antibodies.

(g) Licensor Assignment. As of the Execution Date, Licensor or any of its Affiliates have secured from all employees, consultants, contractors and other Persons who have contributed to the Development, creation, conception or invention of any of the Licensor Patent Rights a written agreement assigning to Licensor or any of its Affiliates all rights to such Developments, creations, conceptions or inventions, or Licensor Patent Rights, and neither Licensor nor any of its Affiliates has received any written communication challenging Licensor’s ownership or right to the Licensor Patent Rights.

(h) All Material Information Furnished. Licensor has furnished or made available to EQRx or its agents or representatives (i) all information requested by EQRx, (ii) all material (as determined by Licensor in its reasonable discretion) safety and efficacy data existing as of the Execution Date, and (iii) all material (as determined by Licensor in its reasonable discretion) regulatory filings and other material correspondence with Regulatory Authorities, in each case ((i) through (iii)), concerning the Licensed Antibodies, the Licensed Products (in each case in the form being Developed by Licensor or any of its Affiliates as of the Execution Date) and the Licensor Licensed Technology. To the Knowledge of Licensor, all such information and data, regulatory filings and other correspondence with Regulatory Authorities is accurate, complete and true in all material respects at the time of disclosure to EQRx.

(i) Conduct of Research and Development. As of the Execution Date, Licensor and its Affiliates have conducted all Development of Licensed Antibodies and Licensed Products in accordance with all applicable law in all material respects.

(j) CS1001 Upstream License. Licensor is in compliance with all material terms of the CS1001 Upstream License. Licensor shall not, without EQRx’s prior written consent, (i) waive, amend, cancel or terminate any material provision of, or fail to maintain, the CS1001 Upstream License in any manner that would adversely affect the rights granted to EQRx hereunder or that would impose additional or greater obligations on EQRx, or (ii) take or purposefully fail to take any action that would give any counterparty to the CS1001 Upstream License the right to terminate the CS1001 Upstream License.

(k) Regulatory Materials. As of the Execution Date, Licensor maintains Control over all Regulatory Approvals and Regulatory Materials pertaining to the Licensed Products in the Field.

10.3 Representations, Warranties and Covenants of EQRx. EQRx hereby represents, warrants and covenants to Licensor as of the Execution Date, as applicable, as follows:

(a) It has the right under the EQRx Licensed Technology to grant to Licensor the licenses set forth in this Agreement, and it has not granted any license or other right under the EQRx Licensed Technology that is inconsistent with the licenses granted to Licensor hereunder.

(b) It does not Control any Patent that, absent a license grant to Licensor, would be infringed by the Exploitation of a Licensed Antibody or a Licensed Product by Licensor in the Field in the Excluded Jurisdictions.

(c) There are no legal claims, judgments, or settlements against or owed by EQRx or any of its Affiliates, or pending or, to EQRx’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or anti-corruption law violations.

(d) It has sufficient financial wherewithal, or believes it has the ability to obtain sufficient financial wherewithal, to perform all of its obligations set forth under this Agreement.

(e) It has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development, Manufacturing, medical affairs, Commercialization, and obtaining Regulatory Approvals or Marketing Approvals, in each case, of the Licensed Antibodies or the Licensed Products as contemplated under this Agreement.

(f) In the course of performing its obligations or exercising its rights under this Agreement, EQRx will comply with the provisions in the CS1001 Upstream License that are applicable to EQRx as a sublicensee thereunder, as set forth on Schedule 10.3(f) (Applicable Upstream License Provisions).

10.4 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 10 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 11
INDEMNIFICATION

11.1 Indemnification by Licensor. Subject to the remainder of this Article 11 (Indemnification), Licensor will defend, indemnify, and hold EQRx, its Affiliates, and its and their respective officers, directors, employees, and agents (the “EQRx Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such EQRx Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such EQRx Indemnitees that arise from or are based on: [***] excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which EQRx has an obligation to indemnify any Licensor Indemnitee pursuant to Section 11.2 (Indemnification by EQRx).

11.2 Indemnification by EQRx. Subject to the remainder of this Article 11 (Indemnification), EQRx will defend, indemnify, and hold Licensor, its Affiliates, and each of their respective officers, directors, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Licensor Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such Licensor Indemnitees that arise from or are based on: [***] excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which Licensor has an obligation to indemnify any EQRx Indemnitee pursuant to Section 11.1 (Indemnification by Licensor).

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (Indemnification) (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 (Indemnification by Licensor) or Section 11.2 (Indemnification by EQRx), as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 11.3 (Indemnification Procedures) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] after receipt of the notice of the Claim. The assumption of defense of the Claim will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor will it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 11 (Indemnification) to obtain indemnification from the Indemnified Party.

11.4 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 (INDEMNIFICATION BY LICENSOR) OR SECTION 11.2 (INDEMNIFICATION BY EQRX), (B) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S [***] OR (C) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE [***]

11.5 Insurance. During the Term, each Party will obtain and maintain, at its individual sole expense, the following minimum required insurance, [***] Each Party is required to obtain and maintain clinical trial insurance only for those trials they are sponsoring. Each Party will also maintain any mandatory insurance, including workers compensation coverage, in accordance with all applicable laws and regulations. Commercial insurance will be obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of A-. Each Party will ensure continuity of coverage for claims, which may be presented during [***] Each Party will furnish to the other Party, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies. Each Party further agrees to provide written notice to the other within [***] of becoming aware of any material change which prevents compliance with the foregoing insurance obligations, except for cancellation due to non-payment or premiums, in which case notice will be provided at [***] prior to such cancellation. A Party’s failure to maintain minimum required insurance will be deemed a material breach of this Agreement by such Party. Such insurance will not be construed to create a limit of the insured Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).

Article 12
CONFIDENTIALITY

12.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the Term and for [***] thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by or on behalf of the other Party or any of its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”). For any Confidential Information that constitutes trade secrets of either Party, the foregoing non-disclosure obligations will continue for as long as such Confidential Information remains trade secrets. For clarity, Confidential Information of a Party or any of its Affiliates will include, without limitation, all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (a) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Know-How disclosed orally will not be required to be identified as such to be considered Confidential Information. The terms of this Agreement will be deemed to be the Confidential Information of both Parties. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information (a) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement, (d) was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

12.2 Authorized Disclosure.

(a) Permitted Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration, if customary): (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (B) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Trials under this Agreement; or (C) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders (including in connection with any royalty factoring transaction), or; (ii) to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including any disclosure to any securities exchange), obtaining Regulatory Approval or Marketing Approval or fulfilling post-approval regulatory obligations for the Licensed Antibodies or Licensed Products, or otherwise required by applicable law; provided, however, that if a Party is required by applicable law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclose that Confidential Information that is required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (iv) to the extent mutually agreed to by the Parties. Without limiting the generality of the foregoing, Licensor may issue an inside information announcement pursuant to the requirement of the Hong Kong Stock Exchange upon or after the Execution Date, substantially in the form of Schedule 12.2(a) (Licensor HKSE Announcement).

(b) Disclosure to SEC. Each Party acknowledges and agrees that the other Party may submit this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) and if a Party does submit this Agreement to the SEC, then such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by applicable law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC, and (i) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (iii) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by applicable law. Notwithstanding any provision to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the U.S. Securities and Exchange Commission as set forth in this Section 12.2 (Authorized Disclosure), and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (A) consider incorporating such comments and (B) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party to the extent permitted by applicable law. Each Party will have the right to issue additional press releases or to make public disclosures with the prior written agreement of the other Party.

(c) Press Release. Other than the announcement by Licensor set forth in Schedule 12.2(a) (Licensor HKSE Announcement) and public disclosure permitted by Section 12.2(a) (Permitted Disclosure) and Section 12.2(b) (Disclosure to SEC) and disclosures required by applicable law, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information that is not already in the public domain, must first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed). After a disclosure or other public announcement has been reviewed and approved by both Parties under this Section 12.2 (Authorized Disclosure), either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval, so long as the information in such disclosure or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.

12.3 Prior Agreement. This Agreement supersedes the Existing Nondisclosure Agreement. All confidential information exchanged between the Parties under the Existing Nondisclosure Agreement will be deemed Confidential Information of the disclosing Party and will be subject to the terms of this Agreement.

12.4 Publications. Except as required by applicable law or court order, any publication, presentation or abstract concerning the activities conducted under this Agreement, the Licensed Antibodies or the Licensed Products will be subject to the oversight, guidelines and approval of the JSC. The JSC will establish, promptly after the Effective Date, guidelines that require: (a) each Party’s timely review of all such publications, presentations or abstracts, (b) protection of Confidential Information and coordination with EQRx or Licensor prior to any disclosure of patentable subject matter, (c) that all such publications, presentations and abstracts are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties, and (d) that no such publication, presentation or abstract be made except to the extent approved by the JSC in advance in writing. Unless otherwise mutually agreed upon by the Parties, (i) the Party desiring to publish or present any publication, presentation or abstract concerning the activities to be conducted hereunder (the “Publishing Party”) will transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication, presentation or abstract [***] prior to the proposed submission of the publication, presentation or abstract to a Third Party; (ii) the Reviewing Party shall provide the Publishing Party with its comments in writing, if any, within [***] after receipt of such proposed publication, presentation or abstract and the Publishing Party shall consider in good faith any comments provided by the Reviewing Party and shall remove any and all of the Reviewing Party’s Confidential Information from the proposed publication, presentation or abstract to the extent requested by the Reviewing Party; and (iii) the Publishing Party will postpone the publication, presentation or abstract by upon request by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection on information contained in the publication, presentation or abstract. The Parties agree that following the dissolution of the JSC pursuant to Section 3.4 (Discontinuation of JSC), the restrictions in this Section 12.4 (Publications) will be of no further force and effect, and all publications, presentations and abstracts concerning the activities conducted under this Agreement will be coordinated directly between the Parties.

12.5 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.

Article 13
TERM AND TERMINATION

13.1 Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), will expire on a country-by-country basis at the end of the applicable Royalty Term (the “Term”). Following the end of the Term for the Licensed Products and in such country by expiration (but not termination), (a) the license granted to EQRx under Section 2.1 (License to EQRx) will become perpetual, irrevocable, fully paid-up, and royalty-free and will remain exclusive for ten (10) years following such expiration and thereafter will become non-exclusive; and (b) the license granted to Licensor under Section 2.2 (License to Licensor) will survive as a fully paid-up, perpetual, and irrevocable license. Notwithstanding the foregoing, the license grant to EQRx under the Patents in-licensed by Licensor from [***] will terminate upon the termination or expiration of the CS1001 Upstream License.

13.2 Termination by EQRx.

(a) EQRx will have the right for any or no reason to terminate this Agreement in its entirety (i) prior to the first Regulatory Approval for a Licensed Product in the Field in the Territory, upon [***] prior written notice to Licensor; and (ii) upon or after the first Regulatory Approval for a Licensed Product in the Field in the Territory, upon [***] prior written notice to Licensor.

(b) EQRx will have the right for any or no reason to partially terminate this Agreement solely with respect to one of the Licensed Antibodies (i) prior to the first Regulatory Approval for a Licensed Product that comprises the applicable Licensed Antibody in the Field in the Territory, upon [***] prior written notice to Licensor; and (ii) upon or after the first Regulatory Approval for a Licensed Product that comprises the applicable Licensed Antibody in the Field in the Territory, upon [***] prior written notice to Licensor.

13.3 Termination for Breach or Insolvency.

(a) Termination of Entire Agreement for Material Breach. Each Party (as applicable, the “Non-Breaching Party”) will have the right to terminate this Agreement in its entirety upon written notice to the other Party (as applicable, the “Breaching Party”) if the Breaching Party materially breaches any of its obligations under this Agreement that pertain to the Agreement as a whole, and, after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or, if such breach cannot be cured within [***] from the date of such notice despite the Breaching Party’s continued diligent efforts to cure in good faith, within an additional [***]).

(b) Termination on a Licensed Antibody-by-Licensed Antibody Basis for Material Breach. Each Party, as the Non-Breaching Party, will have the right to terminate this Agreement on a Licensed Antibody-by-Licensed Antibody basis, upon written notice to the Breaching Party if the Breaching Party materially breaches any of its obligations under this Agreement with respect to a particular Licensed Antibody and, after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or, if such breach cannot be cured within [***] from the date of such notice despite the Breaching Party’s continued diligent efforts to cure in good faith, within an additional [***]).

(c) Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of applicable law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable law.

13.4 Termination for Cessation of Development and Commercialization. If, on a Licensed Antibody-by-Licensed Antibody basis, EQRx and its Affiliates do not conduct any [***] with respect to one or more Licensed Products in the Territory for a continuous period of longer than [***] and such suspension of activity is not: [***] then Licensor may, at its election, terminate this Agreement with respect to the applicable Licensed Antibody upon [***] prior written notice to EQRx.

13.5 Termination for Patent Challenge. Except to the extent unenforceable under the applicable law, Licensor may terminate this Agreement by providing written notice of termination to EQRx if EQRx or its Affiliates or Sublicensees (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any Licensor Patent Right anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”). In the event of such a Patent Challenge, Licensor will provide prompt written notice of such Patent Challenge to EQRx, and Licensor may terminate this Agreement by providing written notice of such termination to EQRx. Notwithstanding the previous sentence, in the event that a Patent Challenge has [***] then Licensor’s termination right set forth in the previous sentence shall not apply. In addition, Licensor will not have the right to terminate this Agreement pursuant to this Section 13.5 (Termination for Patent Challenge) where [***] If, [***] Licensor reasonably believes that termination of this Agreement pursuant to this Section 13.5 (Termination for Patent Challenge) is not an available remedy under applicable law, then in lieu of such termination Licensor may [***] To be effective, any notice of termination or notice of [***] pursuant to this EQRx must be provided to EQRx in accordance with the time periods set forth under this Section 13.5 (Termination for Patent Challenge). As used herein, a Patent Challenge includes: (i) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent; (ii) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent; (iii) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent or any portion thereof; (iv) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent in any country or region; or (v) any foreign equivalent of clauses (i), (ii), (iii), or (iv).

13.6 Effects of Termination. In the event that this Agreement is terminated for a Licensed Antibody, such Licensed Antibody will become a “Terminated Antibody” and, in the event that this Agreement is terminated for both Licensed Antibodies, then taken together such Licensed Antibodies will become the “Terminated Antibodies.” Upon the termination of this Agreement (in addition to any other rights and obligations under this Article 13 (Term and Termination)):

(a) Licenses. As of the effective date of termination of this Agreement, (i) all licenses and all other rights granted by Licensor to EQRx under Section 2.1 (License to EQRx) and granted by EQRx to Licensor under Section 2.2 (License to Licensor) with respect to the Terminated Antibod(ies) will terminate; (ii) EQRx shall and hereby grants to Licensor a [***] license under EQRx Licensed Technology [***] to Exploit the Terminated Antibod(ies) or Licensed Products. As of the effective date of termination of this Agreement, all sublicenses granted by EQRx pursuant to Section 2.3(a) (EQRx Sublicensing) with respect to the Terminated Antibod(ies) will also terminate; provided, however, that at the request of any Sublicensee who is in compliance with and is not in breach of its applicable sublicense agreement, Licensor will enter into good faith negotiations with any such Sublicensee with respect to potentially entering into a direct license agreement with such Sublicensee with respect to the Terminated Antibod(ies). In addition, EQRx will assign to Licensor any Third Party Licenses pursuant to [***] if permitted under such Third Party License [***] If such Third Party License cannot be assigned to Licensor, then upon Licensor’s reasonable request, EQRx will [***] and Licensor will [***] with respect to the Terminated Antibod(ies). If EQRx is unable to sublicense EQRx Licensed Technology to Licensor pursuant to this Section 13.6(a) (Licenses) without the consent of the Third Party, then EQRx undertakes, on request from Licensor, to [***] Each Party will retain its joint ownership interests in the Joint Arising IP.

(b) Marketing Approvals and Regulatory Materials. EQRx will and hereby does, and will cause its Affiliates and Sublicensees to, (i) no later than [***] after the effective date of termination of this Agreement, assign and transfer to Licensor or its designee all of EQRx’s rights, title, and interests in and to all Marketing Approvals and Regulatory Materials for the Licensed Products with respect to the Terminated Antibod(ies) then Controlled by EQRx or any of its Affiliates or Sublicensees, and (ii) to the extent assignment pursuant to clause (i) is delayed or is not permitted by the applicable Regulatory Authority, permit Licensor to cross-reference and rely upon any Marketing Approvals or Regulatory Materials filed by EQRx with respect to such Licensed Products. EQRx will take all steps necessary to transfer ownership of all such assigned Marketing Approvals and Regulatory Materials to Licensor, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Licensor) notifying such Regulatory Authority of the transfer of such ownership of each Marketing Approval and Regulatory Material. In addition, upon Licensor’s written request, EQRx will, [***] (unless this Agreement is terminated by EQRx pursuant to Section 13.3 (Termination for Breach or Insolvency), in which case Licensor will [***] provide to Licensor copies of all material related documentation, including material non-clinical, preclinical, and clinical data with respect to the Terminated Antibod(ies) that are held by or reasonably available to EQRx or its Affiliates or Sublicensees. The Parties will discuss and establish appropriate arrangements with respect to safety data exchange, provided that Licensor will assume all safety and safety database activities with respect to the Licensed Products no later than [***] after the effective date of termination of this Agreement with respect to the Licensed Products.

(c) [***]

(d) Assignment and Disclosure. EQRx will promptly upon request by Licensor (and in any event within [***] after the effective date of termination):

(i) assign and transfer to Licensor or its designee all of EQRx’s rights, title, and interests in and to [***]

(ii) disclose to Licensor or its designee all [***] and

(iii) assign and transfer to Licensor or its designee all of EQRx’s rights, title, and interests in and to any [***] for the foregoing.

Unless this Agreement is terminated by [***] the costs and expenses associated with the assignments set forth in this Section 13.6(d) (Assignment and Disclosure) will be [***] To the extent that any agreement or other asset described in this Section 13.6(d) (Assignment and Disclosure) is not assignable by EQRx, then such agreement or other asset will not be assigned, and upon the request of Licensor, EQRx will [***] For clarity, Licensor will have the right to request that EQRx take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in this Section 13.6(d) (Assignment and Disclosure).

(e) Product Marks. EQRx will transfer and assign, and will ensure that its Affiliates transfer and assign, to Licensor, at no cost to Licensor, all Product Marks relating to any Licensed Product and any applications therefor with respect to the Terminated Antibod(ies).

(f) Regulatory Transfer Support. In furtherance of the assignment of Marketing Approvals and Regulatory Materials and other data pursuant to Section 13.6(b) (Marketing Approvals and Regulatory Materials) and Section 13.6(d) (Assignment and Disclosure), EQRx will [***] in each case related to the Terminated Antibod(ies) and corresponding Licensed Products. In the event of failure to obtain such assignment, EQRx hereby consents and grants to Licensor the right to access and reference (without any further action required on the part of EQRx, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item with respect to such Licensed Products.

(g) [***] In furtherance of the assignment of Know-How pursuant to Section 13.6(d) (Assignment and Disclosure), EQRx will provide such [***] in order for Licensor to undertake further Exploitation of the Licensed Products with respect to the Terminated Antibod(ies), [***]

(h) Inventory. At Licensor’s election and request, EQRx will transfer to Licensor or its designee some or all inventory of the Licensed Products with respect to the Terminated Antibod(ies) (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of EQRx, its Affiliates or Sublicensees; provided that Licensor will pay EQRx a price equal to [***]

(i) Wind Down and Transition. EQRx will be responsible, [***] (unless this Agreement is terminated by EQRx pursuant to Section 13.3 (Termination for Breach or Insolvency), in which case Licensor will bear all such costs and expenses), for the wind-down of EQRx’s and its Affiliates’ and its Sublicensees’ Exploitation of all Licensed Products with respect to the Terminated Antibod(ies). EQRx will, and will cause its Affiliates and Sublicensees to, reasonably cooperate with Licensor to facilitate orderly transition of the Exploitation of such Licensed Products to Licensor or its designee, including [***]

(j) Ongoing Clinical Trials.

(i) Transfer to Licensor. If, as of the effective date of termination of this Agreement with respect to a Terminated Antibody, EQRx or its Affiliates are conducting any Clinical Trials for any Licensed Product of such Terminated Antibody, then, [***] EQRx will either (A) fully cooperate, and will ensure that its Affiliates fully cooperate, with Licensor to transfer the conduct of such Clinical Trial to Licensor or its designees, or (B) subject to EQRx’s approval, continue to conduct such Clinical Trial, [***] unless the [***] in which case EQRx will [***] and in either case, for so long as to [***] Licensor will assume any and all liability for the conduct of such transferred Clinical Trial for the Licensed Products with respect to the Terminated Antibody after the effective date of such transfer (except to the extent arising prior to the transfer date or from any willful misconduct or negligent act or omission by EQRx, its Affiliates or their respective employees, agents and contractors). EQRx will provide such knowledge transfer and other training to Licensor or its designated Affiliate or Third Party as reasonably necessary for Licensor or such designated Affiliate or Third Party to continue such Clinical Trial for such Licensed Products.

(ii) Wind-Down. If Licensor does not elect to assume control of any such Clinical Trials for any Licensed Product with respect to a Terminated Antibody, then EQRx will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner. EQRx will be responsible for [***] associated with such wind-down (unless this Agreement is terminated by EQRx pursuant to [***] in which case [***]

(k) Return of Confidential Information. Each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party for legal purposes. Notwithstanding any provision to the contrary set forth in this Agreement, the receiving Party of any Confidential Information will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(l) Further Assistance. EQRx will provide any other assistance or take any other actions, in each case, reasonably requested by Licensor as necessary to transfer to Licensor the Exploitation of Licensed Products with respect to the Terminated Antibod(ies), and will execute all documents as may be reasonably requested by Licensor in order to give effect to this Section 13.6 (Effects of Termination).

(m) Conduct During Termination Notice Period.

(i) Following any notice of termination permitted under this Article 13 (Term and Termination), other than any termination pursuant to Section 13.3 (Termination for Breach or Insolvency), during any applicable termination notice period (the applicable “Termination Notice Period”), each Party will continue to perform all of its obligations under this Agreement, then in effect in accordance with the terms and conditions of this Agreement.

(ii) During the applicable Termination Notice Period, neither Party will make any statement to any Third Party, whether written, verbal, electronic or otherwise, that disparages any Licensed Antibody or Licensed Product, the work performed by either Party under this Agreement, or the other Party.

13.7 Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor and EQRx are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party. The Parties acknowledge and agree that the milestones and royalties to be paid pursuant to Article 8 (Financials) will constitute royalties within the meaning of Bankruptcy Code § 365(n) with respect to the licenses of intellectual property hereunder.

13.9 Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding any provision to the contrary, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Article 1 (Definitions), Section 4.8 (Development Records), Section 8.3 (Royalties) (but only with respect to Net Sales made during the Term), Section 8.6 (Books and Records; Audit Rights) (but only with respect to payment obligations accruing during the Term and only for a period of three years after expiration or termination), Section 8.8 (Late Payments) (but only with respect to payment obligations accruing during the Term), Section 9.1 (Ownership), Section 10.4 (No Other Representations or Warranties), Article 11 (Indemnification), Article 12 (Confidentiality), Section 13.1 (Term), Section 13.6 (Effects of Termination), Section 13.7 (Other Remedies), Section 13.8 (Rights in Bankruptcy), this Section 13.9 (Survival), Article 15 (Dispute Resolution), and Article 16 (Miscellaneous). In addition, the other applicable provisions of Article 8 (Financials) will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by the JSC or an Executive Officer, each Party will appoint representatives to act as its JSC members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing will terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 14
EFFECTIVENESS

14.1 Effective Date. Except for the Parties’ obligations under Article 12 (Confidentiality) and this Article 14 (Effectiveness), which will be effective as of the Execution Date, this Agreement will not become effective until the first Business Day after the Antitrust Clearance Date (the “Effective Date”); provided that the Effective Date will not occur (a) if either Party exercises its termination right under Section 14.3 (Outside Date) prior to the Antitrust Clearance Date, or (b) if and for so long as there is in force any applicable law (i) enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) imposing any conditions in connection with such effectiveness, and no action, proceeding, or investigation brought by a governmental authority is pending that would reasonably be expected to lead to any of the foregoing that would be material in the context of the transactions contemplated by this Agreement.

14.2 Filings. Each Party will unless otherwise agreed by the Parties, [***] following the Execution Date, file those Antitrust Filings required under the applicable Antitrust Laws (the “Required Filings”). The Parties will reasonably cooperate with one another to the extent necessary in the preparation and execution of all such documents that are required to be filed pursuant to the Required Filings. Each Party will be responsible for its own costs and expenses associated with any such Required Filing, including premerger filing fees incurred by each Party associated with any such Required Filing. With respect to the Required Filings, the Parties will use reasonable efforts to seek early termination of the applicable waiting period and each use reasonable efforts to ensure that any applicable waiting period under the applicable Antitrust Law expires or is terminated as soon as practicable and to obtain any necessary approvals or consents under such applicable Antitrust Law, at the earliest possible date after the date of filing. To the extent permitted under applicable law and by the applicable governmental authorities, the Parties shall (a) provide each other reasonable advance written notice of any meetings or telephone conferences with a governmental authority under the HSR Act relating to the transactions contemplated by this Agreement, and (b) permit each other to attend and participate in those meetings and telephone conferences. Each Party shall (i) provide the other with reasonable opportunity to review and comment on any written submissions, and shall consider comments in good faith, and (ii) keep the other Party apprised of the status of any communications with, and any inquiries or requests for information from, any governmental authority under the HSR Act, regardless of whether such other Party declines to participate in any meetings or telephone conferences; provided that neither Party will be obligated to disclose any commercially sensitive or privileged information, and to the extent the Parties agree to share information of this nature, such exchange and review will be limited to the Parties’ outside counsel only. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement (including this Section 14.2 (Filings)) will require either Party or any of its Affiliates to (a) disclose to the other Party or any of its Affiliates any information that is subject to obligations of confidentiality or non-use owed to Third Parties (nor will either Party be required to conduct joint meetings with any governmental authority in which such information might be shared with the other Party), (b) commit to any consent decree or similar undertaking, or any divestiture, license (in whole or in part), or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets, or (c) litigate.

14.3 Outside Date. This Agreement will terminate at the election of either Party, immediately upon written notice to the other Party, (a) if any governmental authority in any Clearance Country seeks a permanent injunction under applicable Antitrust Laws against the Parties to enjoin the transactions contemplated by this Agreement; or (b) in the event that the Antitrust Clearance Date will not have occurred on or prior to [***] after the submission of the Required Filing, and the Parties have not agreed in writing to extend the Antitrust Clearance Date. In the event of such termination, this Agreement will be of no further force and effect.

Article 15
DISPUTE RESOLUTION

15.1 Dispute Resolution.

(a) In the event of any dispute between the Parties under this Agreement, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***] either Party may refer the matter to the Executive Officers of the Parties for attempted resolution, whereupon the Executive Officers will confer and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] following such referral.

(b) If the Executive Officers do not resolve such dispute within such [***] either Party may at any time thereafter proceed to binding arbitration in accordance with this Section 15.1 (Dispute Resolution). A Party may submit such dispute to arbitration at Singapore International Arbitration Centre (“SIAC”) by notifying the other Party, in writing, of such dispute. Within [***] after receipt of such notice, the Parties shall each designate in writing an arbitrator to resolve the dispute. Both of the designated arbitrators will elect a third arbitrator; provided, however, that if the designated arbitrators cannot agree on a third arbitrator within [***] after both arbitrators have been designated, the third arbitrator shall be selected by the SIAC. The arbitrator shall be a lawyer with biotechnology and/or pharmaceutical industry legal experience, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(c) Within [***] after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Arbitration Rules of SIAC (the “SIAC Rules”).

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within [***] after the completion of any hearings associated with the arbitration. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. The arbitrator shall issue a written award that contains a reasoned opinion setting forth the findings of fact and conclusions upon which the award is based, including the calculation of any damages awarded.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f) Any arbitration pursuant to this Section 15.1 (Dispute Resolution) shall be conducted in Singapore.

(g) The Parties intend that each award by an arbitrator in an arbitration pursuant to this Section 15.1 (Dispute Resolution) shall be rendered in accordance with the United Nations Convention on the Recognition and Enforcement of Arbitral Awards and shall be enforceable in accordance therewith.

(h) The arbitrator shall take appropriate actions to prevent, remediate, and/or sanction abusive conduct or other actions that threaten to undermine the fair, speedy and cost-effective resolution of the matter.

(i) In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 13.3(a) (Termination of Entire Agreement for Material Breach) or Section 13.3(b) (Termination on a Licensed Antibody-by-Licensed Antibody Basis for Material Breach), (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach will not be effective, (iii) the time periods for cure under Section 13.3(a) (Termination of Entire Agreement for Material Breach) or Section 13.3(b) (Termination on a Licensed Antibody-by-Licensed Antibody Basis for Material Breach) as to any termination notice given prior to the initiation of the proceeding will be tolled, and (iv) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the proceeding (and no effect will be given to previously issued termination notices), until the arbitrator has confirmed the existence of the facts claimed by a Non-Breaching Party to be the basis for the asserted material breach.

15.2 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 15 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such Non-Breaching Party will be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For clarity, nothing in this Section 15.2 (Injunctive Relief; Remedy for Breach of Exclusivity) will otherwise limit a Breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3(a) (Termination of Entire Agreement for Material Breach ) or Section 13.3(b) (Termination on a Licensed Antibody-by-Licensed Antibody Basis for Material Breach).

Article 16
MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Execution Date with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder and this Agreement, the terms of this Agreement will prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2 Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition; provided, however, that if the condition constituting force majeure continues for more than [***] the other Party will have the option to terminate this Agreement immediately upon written notice, provided further that, if the [***] then the termination right set forth in the preceding clause shall not apply, and the termination right set forth in Section 13.4 (Termination for Cessation of Development and Commercialization) will control. For purposes of this Agreement, force majeure will mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out not specifically aimed at such Party, epidemic or pandemic (including government or private mitigation actions with respect thereto), failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.

16.3 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3 (Notices), and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) [***] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 16.3 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Licensor:	CStone Pharmaceuticals (Shanghai) Co., Ltd. 1000 Zhangheng Road, Building 25 Pudong New District, Shanghai China 201203 Attention: Chief Executive Officer

With a copy to (which will not constitute notice):	CStone Pharmaceuticals (Shanghai) Co., Ltd. 1000 Zhangheng Road, Building 25 Pudong New District, Shanghai China 201203 Attention: Chief Strategy & Business Officer

And Ropes & Gray 800 Boylston Street Boston MA 02199 Attention: David M. McIntosh

If to EQRx:	EQRx, Inc. 50 Hampshire Street Cambridge, MA 02139 Attention: CEO

With a copy to (which will not constitute notice):	WilmerHale 60 State Street Boston, MA 02109 Attention: Jenna Ventorino

16.4 No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections, Schedules, and Exhibits in this Agreement are to Sections, Schedules and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 3.2” would be part of “Section 3”, and references to “Section 3.2” would also refer to material contained in the subsection described as “Section 3.2(a)”). Any reference herein to any person will be construed to include the person’s successors and assigns. The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement. Provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging). References to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Unless otherwise stated, dollar amounts set forth in this Agreement are U.S. dollars. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

16.6 Assignment. Neither Party may assign or transfer (whether by operation of applicable law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (a) a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of such Party’s business, whether in a merger, sale of stock, sale of assets, reorganization or other transaction, and (b) Licensor may [***] Any permitted successor or assignee of rights or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 (Assignment) will be null, void and of no legal effect.

16.7 Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible for the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

16.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.11 Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.13 Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Execution Date.

CSTONE PHARMACEUTICALS		EQRX, INC.

By:	/s/ Frank Ningjun Jiang	By:	/s/ Alexis Borisy
Name:	Frank Ningjun Jiang	Name:	Alexis Borisy
Title:	CEO and Chairman	Title:	Chairman and CEO

[Signature Page to Exclusive License Agreement]

SCHEDULE 1.1
DEFINITIONS

“Accounting Standard” means (a) with respect to EQRx, Generally Acceptable Accounting Principles (GAAP), (b) with respect to Licensor, International Financial Reporting Standards (IFRS), or (c) with respect to a Selling Party, GAAP or IFRS (as applicable), in each case ((a), (b) or (c)), consistently applied.

“Acquiring Party” has the meaning set forth in Section 2.7(c) (Acquisition by Third Parties).

“Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Manager).

“Antibody” means an antibody, or a fragment thereof.

“Antitrust Clearance Date” means the earliest date on which all applicable waiting periods and approvals required under Antitrust Laws in the Clearance Countries with respect to the transactions contemplated under this Agreement have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions.

“Antitrust Filing” means filings by Licensor and EQRx with the United States Federal Trade Commission and the United States Department of Justice and any applicable governmental authority in the Clearance Countries, as required under any Antitrust Laws with respect to the transactions contemplated under this Agreement, together with all required documentary attachments thereto.

“Antitrust Laws” means any and all applicable law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Arising IP” has the meaning set forth in Section 9.1(b) (Arising IP).

“Bankrupt Party” has the meaning set forth in Section 13.8 (Rights in Bankruptcy).

“Bankruptcy Code” has the meaning set forth in Section 13.3(c) (Insolvency).

Schedule 1.1 - 1

“Biosimilar Product” means, with respect to a Licensed Product that has received Regulatory Approval in a country or region in the Territory, a biologic therapeutic sold in the Territory not authorized by or on behalf of EQRx, (a) which has been licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)) or considered by the applicable Regulatory Authority as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC, in each case, as may be amended, or any subsequent or superseding law, statute or regulation, or (b) [***]

“BLA” means a Biologics License Application submitted to the FDA pursuant to 21 U.S.C. §601.2, for purposes of obtaining Regulatory Approval for a new biologic in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.

“Blocking IP” has the meaning set forth in Section 2.5 (Third Party In-Licenses).

“Breaching Party” has the meaning set forth in Section 13.3(a) (Termination of Entire Agreement for Material Breach).

“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Cambridge, Massachusetts or Shanghai, China are required by applicable law to remain closed.

[***]

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31, provided that the first Calendar Year starts on the Effective Date and ends on December 31, 2020.

“cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the applicable laws the Territory corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

“Chairperson” has the meaning set forth in Section 3.2 (Joint Steering Committee).

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party (whether directly or indirectly (e.g., as a result of a merger or consolidation of a parent entity)) with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with any of its Affiliates, becomes the direct or indirect beneficial owner of at least fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets that relate to this Agreement; provided, however, that any (i) public offering or any other bona fide capital raising event, or (ii) transaction undertaken solely for tax planning purposes or solely to change a Party’s domicile, in each case ((i)-(ii)), will not constitute a “Change of Control.”

“Claim” has the meaning set forth in Section 11.3 (Indemnification Procedures).

Schedule 1.1 - 2

“Clearance Countries” means the countries and jurisdictions where antitrust clearance is required under any Antitrust Laws with respect to the transactions contemplated under this Agreement.

“Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product, including a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial and a Global Clinical Trial.

“CMO” means a contract manufacturing organization.

“Combination Product” means a Licensed Product (a) in which a Licensed Antibody is sold in combination with any Other Component, or (b) that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, in each case (a) or (b), whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price.

“Combination Regimen” means any product or treatment regimen that comprises, or is a combination of [***] For clarity, any Combination Product that satisfies the requirement set forth in both clauses (a) and (b) is a Combination Regimen.

“Combination Regimen Development Proposal” has the meaning set forth in Section 4.5 (Development of Combination Regimen).

“Compulsory License” has the meaning set forth in Section 8.4 (Compulsory License).

“Commercialization” means, with respect to a pharmaceutical product (whether in monotherapy or as part of a Combination Product), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Pricing and Reimbursement Approval, offering for sale, or sale of such pharmaceutical product, and interacting with Regulatory Authorities regarding the foregoing.

“Commercialization Plan” has the meaning set forth in Section 7.2 (Commercialization Plan).

“Commercially Reasonable Efforts” means, (a) except with respect to Section 7.1 (Commercialization Diligence Obligations), with respect to the performing Party under this Agreement, the carrying out of obligations of such Party with efforts and resources that are consistent with the efforts and resources typically used by biopharmaceutical companies of similar size and resources as such Party with respect to products and Antibodies of market potential and strategic value and of a stage in Development or product lifecycle comparable to that of the applicable Licensed Product(s) or Licensed Antibody(ies), including the use of reasonably necessary personnel, based on conditions then prevailing and taking into account issues of safety and efficacy, approved labeling, product or Antibody profile, difficulty in Developing such Licensed Product or Licensed Antibody, competitiveness of alternative Third Party products or Antibodies in the marketplace, the patent or other proprietary position of such Licensed Product or Licensed Antibody, and the regulatory structure involved, as applicable, and other relevant scientific, technical, legal, operational and commercial factors, but without regard for any payment obligations under this Agreement (collectively, the “Relevant Factors”); and (b) solely with respect to Section 7.1 (Commercialization Diligence Obligations), with respect to the efforts to be expended by EQRx with respect to any objective, activity, or goal related to Licensed Antibodies or Licensed Products under Section 7.1 (Commercialization Diligence Obligations), those efforts that EQRx would typically use to accomplish such objective, activity, or decision, and specifically means the carrying out of Exploitation activities using efforts that EQRx would typically devote to a product or Antibody at a similar stage in its Development or product lifecycle and of similar market potential and strategic importance, based on conditions then prevailing and taking into account all Relevant Factors. For purposes of Section 7.1 (Commercialization Diligence Obligations), Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the applicable Licensed Antibody or Licensed Product. For purposes of each of (a) and (b) of this definition, it is anticipated that the level of effort that constitutes “Commercially Reasonable Efforts” will change over time, reflecting changes in the status of the applicable market or country involved.

Schedule 1.1 - 3

“Competitive Activities” has the meaning set forth in Section 2.7(a) (Exclusivity Covenant).

“Competitive Product” means, [***]

“Confidential Information” has the meaning set forth in Section 12.1 (Confidentiality; Exceptions).

“Continuing Technology Transfer” has the meaning set forth in Section 2.6(c) (Continuing Technology Transfer).

“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((i) and (ii)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense; and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of patent rights that claim such product or proprietary Know-How that is used in connection with the exploitation of such product. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patents or Know-How that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless [***] in each of which cases ((A) and (B)), such Patents or Know-How will be “Controlled” by such Party for purposes of this Agreement. Further, A Party shall not be considered to “Control” any Blocking IP under any Third Party License if the other Party elects not to obtain a sublicense or share costs thereunder pursuant to Section 2.5 (Third Party In-Licenses).

Schedule 1.1 - 4

“CPA Firm” has the meaning set forth in Section 8.6(a) (Books and Records; Audit Rights).

“CS1001 Upstream License” means [***]

“CS1001 Upstream License Costs” has the meaning set forth in Section 8.5 (Existing License Agreements).

“Date of First Regulatory Approval” has the meaning set forth in Section 7.4 (Commercialization Report).

“Development” means pre-clinical and non-clinical development activities, including (a) Clinical Trials of a pharmaceutical compound or product, investigator-sponsored trials and registry studies (whether in monotherapy or as part of a combination therapy) and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or obtain Regulatory Approval of a pharmaceutical product.

“Effective Date” has the meaning set forth in Section 14.1 (Effective Date).

“EQRx” has the meaning set forth in the Preamble.

“EQRx Arising IP” has the meaning set forth in Section 9.1(b) (Arising IP).

“EQRx Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by Licensor).

“EQRx Licensed Technology” means (a) with respect to a Licensed Product or a Licensed Antibody, any and all Patents and Know-How (whether or not patentable) Controlled by EQRx or any of its Affiliates on the Effective Date or during the Term and that are [***] and (b) all Arising IP Controlled by EQRx or any of its Affiliates that [***] Notwithstanding any provision to the contrary herein, the EQRx Licensed Technology includes the EQRx Arising IP and EQRx’s interest in the Joint Arising IP.

“Excluded Jurisdictions” means, collectively, the People’s Republic of China, Taiwan, Hong Kong and Macau.

“Execution Date” has the meaning set forth in the Preamble.

“Executive Officer” means (a) in the case of EQRx, the chief executive officer of EQRx, and (b) in the case of Licensor, the chief executive officer of Licensor, who will not be a member of the JSC.

“Existing Nondisclosure Agreement” means the Confidential Disclosure Agreement entered into by EQRx and Licensor, effective as of October 29, 2019.

“Existing Patents” has the meaning set forth in the definition for Licensor Licensed Technology.

“Exploit” and “Exploitation” have the meaning set forth in Section 2.1 (License to EQRx).

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

Schedule 1.1 - 5

“Field” means any and all uses.

“First Commercial Sale” means, with respect to a Licensed Product in a country or region in the Territory, the first sale to a Third Party of such Licensed Product in such country or region after [***]

“FTE” means the equivalent of the work of one duly qualified employee of Licensor full time for one year (consisting of a total of [***] per year) carrying out Development or Manufacturing activities, or other scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will [***] toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] per Calendar Year.

“FTE Rate” means the amount for an FTE per Calendar Year, which for the Calendar Year ending on December 31, 2020 will be [***] per FTE pro-rated for the period [***]

“Fully Burdened Manufacturing Costs” means, with respect to any Licensed Antibody or Licensed Product, supplied by or on behalf of the applicable Party to the other Party or its Affiliates hereunder:

(a)	if and to the extent such Licensed Antibody or Licensed Product is Manufactured by a CMO, (i) the [***] plus (ii) any [***] or

(b)	if and to the extent such Licensed Antibody or Licensed Product is Manufactured by a Party or its Affiliate, [***] Such fully burdened costs will be calculated in accordance with applicable Accounting Standards, consistently applied. Notwithstanding the foregoing, Fully Burdened Manufacturing Cost will be computed on a theoretical full-capacity basis, and [***]

“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

Schedule 1.1 - 6

“Global Brand Elements” has the meaning set forth in Section 9.5 (Trademarks).

“Global Clinical Trial” means a Clinical Trial of a Licensed Product in the Field which includes sufficient clinical sites or study subjects to achieve Regulatory Approval for the indication associated with such Clinical Trial in at least one country or jurisdiction within the Territory and at least one country or jurisdiction within the Excluded Jurisdictions. A “Global Clinical Trial” also includes any pre-clinical Development of any Licensed Antibody or any Licensed Product in the Field that occurs in at least one country or jurisdiction within the Territory and at least one country or jurisdiction within the Excluded Jurisdictions.

“Global Development Plan” has the meaning set forth in Section 4.2 (Global Development).

“Global Regulatory Strategy” has the meaning set forth in Section 5.1 (Global Regulatory Strategy).

“GLP” means all applicable Good Laboratory Practice standards, including, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent applicable laws in the Territory, each as may be amended and applicable from time to time.

“IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”) and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).

“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).

“Initial Technology Transfer” has the meaning set forth in Section 2.6(a) (Initial Technology Transfer).

“Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of Licensed Product to the first patient in such Clinical Trial.

“Joint Arising IP” has the meaning set forth in Section 9.1(b) (Arising IP).

“Joint Steering Committee” and “JSC” have the meaning set forth in Section 3.2(a) (Formation; Composition).

“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.

Schedule 1.1 - 7

“Knowledge” means, with respect to Licensor, the knowledge [***] of its [***]

“Large Market Indication” means the following indications: (a) with respect to the U.S., [***] (b) with respect to the European Union, [***] and (c) with respect to Japan, stomach [***]

“Large Market Indication Approval” has the meaning set forth in Section 8.2(a) (Milestone Payments for CS1001).

“Licensed Antibody” means each of (a) the monoclonal Antibody known as CS1001, which has the chemical structure set forth on Exhibit A-1 (“CS1001”); and (b) the monoclonal Antibody known as CS1003, which has the chemical structure set forth on Exhibit A-2 (“CS1003”). Together, CS1001 and CS1003 are the Licensed Antibodies.

“Licensed Product” means any product that includes a Licensed Antibody. For clarity, a Licensed Product includes a Combination Product.

“Licensor” has the meaning set forth in the Preamble.

“Licensor Arising IP” has the meaning set forth in Section 9.1(b) (Arising IP).

“Licensor Indemnitees” has the meaning set forth in Section 11.2 (Indemnification by EQRx).

“Licensor Licensed Technology” means any and all Patents and Know-How (whether or not patentable) Controlled by Licensor or any of its Affiliates on the Effective Date or during the Term that [***] in the Field in the Territory. For clarity, the Licensor Licensed Technology includes the Licensor Arising IP and Licensor’s interest in the Joint Arising IP. All Patents within the Licensor Licensed Technology existing as of the Effective Date are listed on Schedule 10.2(d) (Existing Patents) (the “Existing Patents”).

“Licensor Manufacturing Technology” has the meaning set forth in Section 2.6(b) (Manufacturing Technology Transfer).

“Licensor Patent Rights” has the meaning set forth in Section 9.2(d)(ii) (Licensor Licensed Technology).

“Major European Country” means [***]

“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

“Manufacturing Technology Transfer” has the meaning set forth in Section 2.6(b) (Manufacturing Technology Transfer).

Schedule 1.1 - 8

“Marketing Approval” means, with respect to a country or region, any and all approvals (including Regulatory Approval), licenses, registrations, or authorizations of any governmental authority that are required in order to Commercialize a pharmaceutical or biologic product in such country or region, including any Pricing and Reimbursement Approval if required.

“Net Sales” means, with respect to a Licensed Product, the aggregate gross sales of such Licensed Product sold by EQRx, any of its Affiliates or Sublicensees (each, a “Selling Party”) to a Third Party (including distributors, resellers, wholesalers, hospitals and end users) (each, a “Buying Party”) in the Territory, less the following deductions, in each case, to the extent actually allowed and taken by any such Buying Party and not otherwise recovered by or reimbursed to the applicable Selling Party, all determined in accordance with the applicable Accounting Standard of the applicable Selling Party:

a.	[***]

[***]

[***]

[***]

[***]

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) to (d) above, such item may not be deducted more than once. All amounts set forth in clauses (a) to (d) above will only be deducted to the extent permitted under the applicable Accounting Standard. Sales and other transfer of a Licensed Product between any Selling Party to another Selling Party will not give rise to Net Sales, but rather Net Sales will be deemed to have arisen upon the subsequent sale of a Licensed Product to a Third Party.

If a Selling Party receives non-cash consideration for a Licensed Product sold to a Buying Party during the Term, then the Net Sales amount for such Licensed Product will be calculated based on [***] in the relevant countries or regions.

All deductions in clauses (a) through (e) above will be [***] subject to Section 7.3 (Pricing; Reimbursement Approvals). Calculations of Net Sales will be consistently applied across all products of a Selling Party and will be consistent between periods. Such amounts will be determined from the books and records of the Selling Party, and will be calculated in accordance with the Accounting Standard of the applicable Selling Party.

Net Sales for any Combination Product will be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by [***] If such Licensed Product is not sold separately in finished form in such country, the Parties will determine Net Sales for such Licensed Product by mutual agreement of the Parties based on the relative contribution of such Licensed Product and each such other active ingredients in such Combination Product, and will take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

Schedule 1.1 - 9

“Net Sales Royalty” has the meaning set forth in Section 8.3 (Royalties).

“Net Sales Statement” has the meaning set forth in Section 8.3(b) (Reports; Payment).

“Net Sales Year” means the Calendar Year in which the date of First Commercial Sale in any country in the Territory occurs, and each Calendar Year thereafter during the Term.

“Non-Breaching Party” has the meaning set forth in Section 13.3(a) (Termination of Entire Agreement for Material Breach).

“Non-Funding Party” has the meaning set forth in Section 4.5 (Development of Combination Regimen).

[***]

[***]

“Ongoing CS1001 ENKTL Trial” means the Phase II Clinical Trial of CS1001 titled “A Study of CS1001 in Subjects With Relapsed or Refractory Extranodal Natural Killer/ T Cell Lymphoma (ENKTL).”

“Ongoing CS1001 ENKTL Trial Budget” has the meaning set forth in Section 4.4(a) (Ongoing CS1001 ENKTL Trial).

“Ongoing CS1003 HCC Trial” means the Phase III Clinical Trial of CS1003 titled “A Multi-Center, Double-Blind, Randomized, Phase III Study to Investigate the Efficacy and Safety of CS1003 in Combination With Lenvatinib Compared to Placebo in Combination With Lenvatinib as First-Line Therapy in Subjects With Advanced Hepatocellular Carcinoma (HCC).”

“Ongoing CS1003 HCC Trial Budget” has the meaning set forth in Section 4.4(b) (Ongoing CS1003 HCC Trial).

“Other Component” means any (a) therapeutically active ingredient that is not a Licensed Antibody (including any product of EQRx), (b) delivery device or component therefor, or (c) companion diagnostic.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

Schedule 1.1 - 10

“Patent Challenge” has the meaning set forth in Section 13.5 (Termination for Patent Challenge).

“PD-1” means programmed death-1, and refers to an inhibitory checkpoint receptor expressed on T cells, which binds with PD-L1 and PD-L2 to inhibit T cell and cytokine activation.

“PD-L1” means programmed death ligand-1.

“PD-L2” means programmed death ligand-2.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed in this definition.

“Pharmacovigilance Agreement” has the meaning set forth in Section 5.7 (Adverse Event Reporting).

“Phase I Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of initial tolerance or safety of such product in healthy volunteers or the target patient population, as described in 21 CFR 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

“Phase II Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

“Phase III Clinical Trial” means a human clinical trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical trial to satisfy the requirements of a pivotal efficacy and safety clinical trial.

“Pricing and Reimbursement Approval” means the later of (a) the approval, agreement, determination, or governmental decision establishing a price for a pharmaceutical or biologic product that can be legally charged to consumers, if required in a given jurisdiction or country for the Commercialization of such pharmaceutical or biologic product in such jurisdiction or country; and (b) the approval, agreement, determination, or governmental decision establishing the level of reimbursement for a pharmaceutical or biologic product that will be reimbursed by governmental authorities, if either required or otherwise commercially beneficial in a given jurisdiction or country for the Commercialization of such pharmaceutical or biologic product in such jurisdiction or country.

“Product Marks” has the meaning set forth in Section 9.5 (Trademarks).

Schedule 1.1 - 11

“Publishing Party” has the meaning set forth in Section 12.4 (Publications).

“Regulatory Approval” means all approvals necessary for the Manufacture, marketing, importation and sale of a product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. Regulatory Approvals include approvals by Regulatory Authorities of INDs and BLAs. “Regulatory Approval” excludes Pricing and Reimbursement Approval.

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a product in such country or regulatory jurisdiction.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, including, without limitation, rights conferred in the U.S. under the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.

“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs and BLAs (as applications, but not the approvals with respect thereto).

“Required Filings” has the meaning set forth in Section 14.2 (Filings).

“Reviewing Party” has the meaning set forth in Section 12.4 (Publications).

“Royalty Term” means, on a country-by-country basis, the period commencing upon the first sale of the Licensed Product in such country after Regulatory Approval has been obtained in such country, and ending upon the later to occur of (a) the expiration in such country of the last to expire of any Patent within the Licensor Licensed Technology containing a Valid Claim [***] in such country; (b) the expiration of all Regulatory Exclusivities for such Licensed Product in such country; or (c) [***] after the First Commercial Sale in such country of such Licensed Product.

“SEC” has the meaning set forth in Section 12.2(b) (Disclosure to SEC).

“SIAC” has the meaning set forth in Section 15.1 (Dispute Resolution).

“SIAC Rules” has the meaning set forth in Section 15.1 (Dispute Resolution).

“Sublicensee” means, as the context indicates, any Third Party granted a sublicense by (a) EQRx under the rights licensed to EQRx, or (b) Licensor under the rights licensed to Licensor, in each case (a) and (b), pursuant to Article 2 (Licenses and Exclusivity) hereof.

“Supply Agreement” has the meaning set forth in Section 6.1 (Manufacturing by Licensor).

Schedule 1.1 - 12

“Technology Transfer” has the meaning set forth in Section 2.6(c) (Continuing Technology Transfer).

“Term” has the meaning set forth in Section 13.1 (Term).

“Term Sheet Effective Date” means September 29, 2020.

“Terminated Antibod(ies)” has the meaning set forth in Section 13.6 (Effects of Termination).

“Termination Notice Period” has the meaning set forth in Section 13.6(m)(i) (Conduct During Termination Notice Period).

“Territory” means all countries and territories throughout the world, except for the Excluded Jurisdictions.

“Territory-Specific Payments” has the meaning set forth in Section 2.5 (Third Party In-Licenses).

“Third Party” means any entity other than Licensor or EQRx or their respective Affiliates.

“Third Party Agreements” has the meaning set forth in Section 10.2(e) (Third Party Agreements).

“Third Party License” has the meaning set forth in Section 2.5 (Third Party In-Licenses).

“Trial Costs” has the meaning set forth in Section 4.4(c) (Reimbursement for Trial Costs).

“United States” means the United States of America and all of its territories and possessions.

“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).

“Valid Claim” means a claim of any pending Patent application or any issued, unexpired United States or granted foreign Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued [***] of [***] it will not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

“VAT” has the meaning set forth in Section 8.7(e) (VAT).

[***]

Schedule 1.1 - 13

SCHEDULE 2.1
CS1001 UPSTREAM LICENSE PROVISIONS RELATED TO LICENSE GRANT

[***]

Schedule 2.1 - 1

SCHEDULE 4.4(a)

ONGOING CS1001 ENKTL TRIAL PLAN

Ongoing CS1001 ENKTL Trial Synopsis

[See attached]

Schedule 4.4(a) - 1

SYNOPSIS

[***]

Schedule 4.4(a) - 2

SCHEDULE 4.4(b)

ONGOING CS1003 HCC TRIAL PLAN

Ongoing CS1003 HCC Trial Synopsis

[See attached]

[***]

Schedule 4.4(b) - 1

SCHEDULE 9.7
CS1001 UPSTREAM LICENSE PROVISIONS RELATED TO IP PROSECUTION AND ENFORCEMENT

[***]

Schedule 9.7 - 1

SCHEDULE 10.2(a)
LICENSOR DISCLOSURE SCHEDULE: NO CONFLICTS

[***]

Schedule 10.2(a) - 1

SCHEDULE 10.2(d)
EXISTING PATENTS

[***]

Schedule 10.2(d) - 1

SCHEDULE 10.2(e)
THIRD PARTY AGREEMENTS

[***]

Schedule 10.2(e) - 1

SCHEDULE 10.3(f)
APPLICABLE UPSTREAM LICENSE PROVISIONS

[***]

Schedule 10.3(f) - 1

SCHEDULE 12.2(a)
LICENSOR HKSE ANNOUNCEMENT

[See attached]

Schedule 12.2(a) - 1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

The forward-looking statements made in this announcement relate only to the events or information as of the date on which the statements are made in this announcement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this announcement completely and with the understanding that our actual future results or performance may be materially different from what we expect. In this announcement, statements of, or references to, our intentions or those of any of our directors and/or our Company are made as of the date of this announcement. Any of these intentions may alter in light of future development.

CStone Pharmaceuticals

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2616)

INSIDE INFORMATION ANNOUNCEMENT

EXCLUSIVE LICENSE AGREEMENT
FOR SUGEMALIMAB (PD-L1) AND CS1003 (PD-1) WITH EQRX, INC.

This announcement is made by CStone Pharmaceuticals (the “Company” or “CStone”) pursuant to Rule 13.09(2)(a) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and the inside information provision (as defined in the Listing Rules) under Part XIVA of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong).

The board of directors (the “Board”) of the Company is pleased to announce that on October 26, 2020 (after trading hours), the Company (the “Licensor”) and EQRx, INC. (“EQRx”, or the “Licensee”) entered into an exclusive license agreement (the “License Agreement”) pursuant to which the Licensor grants an exclusive license to permit EQRx to develop and commercialize CStone’s sugemalimab (CS1001), an anti-PD-L1 monoclonal antibody, and CS1003, an anti-PD-1 monoclonal antibody, outside of the People’s Republic of China (including Taiwan, the Special Administrative Region of Hong Kong and the Special Administrative Region of Macau) (the “Greater China”).

Pursuant to the License Agreement and subject to the terms and conditions thereof, the Licensor is eligible to receive an upfront payment of US$150 million and up to US$1.15 billion in milestone payments for both drugs as well as separate tiered royalties. Upon the execution of the License Agreement, subject to terms and conditions as set forth in the License Agreement, the Licensee will be responsible for bearing all costs for the activities associated with the development and regulatory affairs for the ongoing trials as well as all future trials of sugemalimab and CS1003 outside of Greater China, unless otherwise jointly agreed by the Licensor and the Licensee in certain cases. Pursuant to the License Agreement, EQRx is subject to customary exclusivity non-compete obligations, and the Licensor and the Licensee are subject to customary mutual representations, warranties, covenants and indemnities.

Schedule 12.2(a) - 2

The License Agreement provides a pathway to bring CStone’s sugemalimab and CS1003 to global patient communities by partnering with EQRx, a company with an innovative business model and unique ability to commercialize these two assets competitively against established treatments. In addition, the License Agreement demonstrates the significant global commercial potential of these two assets and provides immediate cash proceeds to invest in strategic initiatives. Accordingly, the Board believes that the License Agreement and the transactions contemplated thereunder are in the best interests of the Company and its shareholders as a whole.

To the best knowledge and belief of the Company, as of the date of this announcement, EQRx is independent of, and not connected with, the Company and its connected persons (as defined in the Listing Rules). The transactions contemplated under the License Agreement do not constitute any notifiable transactions or connected transactions of the Company under the Listing Rules.

Attached hereto as Appendix I is the main text of the press release issued by the Company on October 27, 2020 China time, announcing the above business update.

Cautionary Statement required by Rule 18A.05 of the Listing Rules: We cannot guarantee that we will be able to develop, or ultimately market sugemalimab successfully. Shareholders of the Company and potential investors are advised to exercise due care when dealing in the shares of the Company.

By order of the Board
CStone Pharmaceuticals
Dr. Frank Ningjun Jiang
Chairman

Suzhou, People’s Republic of China, October 27, 2020

As at the date of this announcement, the Board comprises Dr. Frank Ningjun Jiang as Chairman and executive Director, Dr. Wei Li, Mr. Qun Zhao, Mr. Yanling Cao, Mr. Guobin Zhang and Dr. Lian Yong Chen as non-executive Directors, and Dr. Paul Herbert Chew, Mr. Ting Yuk Anthony Wu and Mr. Hongbin Sun as independent non-executive Directors.

Schedule 12.2(a) - 3

Appendix I

[See attached]

Schedule 12.2(a) - 4

CStone and EQRx Enter Global Strategic Partnership for Two Immune Checkpoint Inhibitors: sugemalimab (anti-PD-L1) and CS1003 (anti-PD-1)

●	CStone to out-license to EQRx exclusive rights to two late-stage immuno-oncology assets for development and commercialization outside of Greater China

●	Agreement provides a pathway to bring CStone’s sugemalimab (anti-PD-L1) and CS1003 (anti-PD-1) to global patient communities by partnering with a company with an innovative business model and unique ability to commercialize these two assets competitively against established treatments

●	Terms demonstrate the significant global commercial potential of these two assets and provide immediate cash proceeds to invest in strategic initiatives

(SUZHOU, China, October 27, 2020) CStone Pharmaceuticals (“CStone”, HKEX: 2616) announced today an agreement to out-license ex-Greater China rights for two key late-stage immuno-oncology assets, sugemalimab (anti-PD-L1) and CS1003 (anti-PD-1), to EQRx, a biopharmaceutical company with an innovative business model that will allow these drugs to be competitively positioned in global markets against established treatments for the target indications.

Under the terms of the agreement, CStone will receive an upfront payment of US$150 million and up to US$1.15 billion in milestone payments for both drugs as well as separate tiered royalties. EQRx will obtain exclusive rights to lead global development and commercialization worldwide, excluding Mainland China, Taiwan, Hong Kong and Macau. CStone retains rights to CS1003 in Greater China, where it can continue to pursue development as a monotherapy or as part of its combination strategy for this drug.

Frank Jiang, M.D., Ph.D., Chairman and Chief Executive Officer of CStone, said: “We are pleased to be partnering with EQRx, an outstanding company led by an exceptional management team with a track record of building and investing in biotech companies as well as leadership roles at commanding heights of the industry. They have a unique blend of expertise to execute on this agreement and maximize the global potential of our two lead immuno-oncology assets.

“This partnership demonstrates the clinical as well as the commercial potential of sugemalimab and CS1003. Both are well suited to serve as backbone molecules for various combination therapies, an approach that is part of EQRx’s vision for these drugs. The broad potential to develop combination therapies further strengthens our ability to pursue our combo strategy for CS1003 in China. In addition, the capital proceeds that we generate through this transaction will enhance our ability to invest in strategic development initiatives and advance our transition into a fully integrated biopharma company.”

Alexis Borisy, Chairman, Founder and Chief Executive Officer of EQRx, said: “CStone is recognized globally for excellence in drug development and we look forward to advancing their foundational work to expand access to these two late-stage, innovative immunotherapies. We believe the addition of PD-L1 and PD-1 drug candidates to our expanding clinical pipeline provides EQRx and our strategic partners with optionality to deliver high-quality, lower cost treatment regimens across a broad range of cancers. Ultimately, adding this unique combination of potentially best-in-class immunotherapeutic agents advances our mission to deliver equal access to innovative medicines while lowering costs for patients, payers and healthcare systems around the world.”

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Sugemalimab is a potential best-in-class PD-L1 antibody that is being developed for high-incidence cancer indications in China, including frontline non-small cell lung, gastric and esophageal cancers, among others. The U.S. Food and Drug Administration (“FDA”) has recently granted Breakthrough Therapy Designation (“BTD”) to this drug for adult relapsed or refractory extranodal natural killer/T-cell lymphoma (“R/R ENKTL”), and orphan drug designation (“ODD”) for T-cell lymphoma. CS1003 is currently being studied for the treatment of advanced solid tumors, including a global registration trial in first-line hepatocellular carcinoma. The FDA has granted ODD for this indication.

Closing of the agreement is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

About Sugemalimab (PD-L1)

Sugemalimab is an investigational anti-PD-L1 monoclonal antibody discovered by CStone. Authorized by a company based in the U.S., Ligand Pharmaceuticals Inc. (NASDAQ: LGND), sugemalimab is developed using the OmniRat® transgenic animal platform, which can generate fully human antibodies in one stop. As a fully human, full-length anti-PD-L1 monoclonal antibody, sugemalimab mirrors the natural G-type immunoglobulin 4 (“IgG4”) human antibody, which may reduce the risk of immunogenicity and toxicities in patients, a potentially unique advantage over similar drugs.

Sugemalimab has completed a Phase I dose-escalation study in China. During Phase 1a and 1b stages of the study, sugemalimab showed antitumor activity in multiple tumor types and was well-tolerated.

Currently, sugemalimab is being investigated in a number of ongoing clinical trials. In addition to a Phase I bridging study in the U.S., the clinical programs in China include one multi-arm Phase Ib study for several tumor types, one Phase II registrational study for lymphoma, and four Phase III registrational studies, respectively, for stage III/IV non-small cell lung cancer, gastric cancer, and esophageal cancer. The phase III clinical trial of sugemalimab in patients with stage IV non-small cell lung cancer has reached its primary endpoint. CStone plans to submit a new drug application to the National Medical Products Administration of China soon.

About CS1003 (PD-1)

CS1003 is a humanized recombinant IgG4 monoclonal antibody targeting human programmed cell death protein 1 (PD-1) being developed for immunotherapy of various tumors. Compared to most of the monoclonal antibodies that bind human and monkey PD-1 (either already approved or in clinical stage), CS1003 demonstrates comparable high binding affinities across species against human, cynomolgus monkey and mouse PD-1, and is developed to disrupt the interaction of PD-1 with its ligands PD-L1 and PD-L2.

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About Cstone

CStone is a biopharmaceutical company focused on developing and commercializing innovative immuno-oncology and precision medicines to address the unmet medical needs of cancer patients in China and worldwide. Established at the end of 2015, CStone has assembled a world-class management team with extensive experience in innovative drug development, clinical research, and commercialization. With a strategic emphasis on immuno-oncology combination therapies, the Company has built an oncology-focused pipeline of 15 drug candidates, including five late-stage candidates at pivotal trials or registration stages. With an experienced team, a rich pipeline, a robust clinical development-driven business model and substantial funding, CStone’s vision is to become globally recognized as a leading Chinese biopharmaceutical company by bringing innovative oncology therapies to cancer patients worldwide. For more information about CStone, please visit: www.cstonepharma.com.

About EQRx

EQRx™ is committed to making innovative medicines at dramatically lower prices for the benefit of people and society. By bringing together stakeholders from across the healthcare system and utilizing the latest advances in science and technology, the company seeks to discover, develop and deliver high-quality, patent-protected medicines more efficiently and cost-effectively than ever before. Headquartered in Cambridge, Massachusetts, the company is backed by GV, ARCH Venture Partners, Andreessen Horowitz, Casdin Capital, Section 32, Nextech, and Arboretum Ventures. For more information, please visit www.eqrx.com Forward-looking Statement The forward-looking statements made in this article relate only to the events or information as of the date on which the statements are made in this article. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this article completely and with the understanding that our actual future results or performance may be materially different from what we expect. In this article, statements of, or references to, our intentions or those of any of our Directors or our Company are made as of the date of this article. Any of these intentions may alter in light of future development.

CSTONE INVESTOR CONTACT

ir@cstonepharma.com

CSTONE MEDIA CONTACT

For Mainland Chinese Media: Ye Zhao +86 21 6109 8750 zhaoye@cstonepharma.com	For International Media: Daniel Del Re (Kekst CNC) + 852 9212 3105 daniel.delre@kekstcnc.com

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Exhibit A-1
CS1001 STRUCTURE

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Exhibit A-1 - 1

EXHIBIT A-2
CS1003 STRUCTURE

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Exhibit A-2 - 1